                    STOCK PURCHASE AGREEMENT

                             between


           ST. PAUL FIRE AND MARINE INSURANCE COMPANY



                               and


                         OLD MUTUAL PLC








                   Dated as of April 26, 2001

     SHARES OF FIDELITY AND GUARANTY LIFE INSURANCE COMPANY
                               AND
                    SHARES OF OLD MUTUAL PLC


              STOCK PURCHASE AGREEMENT, dated as of April
26, 2001, between ST. PAUL FIRE AND MARINE INSURANCE
COMPANY, a Minnesota insurance corporation ("Seller"), and OLD MUTUAL PLC, a public limited company incorporated in England and Wales ("Parent").

               WHEREAS, Seller owns all of the capital stock of Fidelity and Guaranty Life Insurance Company, a Maryland insurance company ("F&G Life"), which in turn directly or indirectly owns all of the outstanding capital stock or other equity interests of the F&G Subsidiaries (as hereinafter defined);

               WHEREAS, Seller desires to sell all of the outstanding capital stock of F&G Life (the "Shares"), and Parent desires that a direct or indirect wholly owned subsidiary of Parent to be designated by Parent prior to the Escrow Closing (as hereinafter defined) ("Purchaser") purchase such capital stock from Seller, in each case on the terms and subject to the conditions set forth in this Agreement;

               WHEREAS, Seller desires to sell the Surplus
Note (as hereinafter defined), and Parent desires that a direct or indirect wholly owned subsidiary of Parent to be designated by Parent prior to the Escrow Closing ("Note Purchaser") purchase the Surplus Note from Seller, in each case on the terms and subject to the conditions set forth in this Agreement; and

               WHEREAS, Parent agrees to fully and
unconditionally guarantee the obligations of Purchaser and Note Purchaser under this Agreement.

               NOW, THEREFORE, in consideration of the
mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                           ARTICLE ONE


                        Sale and Purchase
                        -----------------

          Section 1.1.   Sale and Purchase of the Shares and Surplus Note.
                         ------------------------------------------------
Upon the terms and subject to the conditions contained herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver free and clear of all Liens
(other than Liens expressly created or permitted by Parent or Purchaser) (a) to Purchaser, and Purchaser shall purchase from Seller, the Shares and (b) to Note Purchaser, and Note
Purchaser shall purchase from Seller, the Surplus Note.

          Section 1.2.   Consideration.
                         -------------
           (a) The maximum consideration for the sale and purchase of the Shares shall be the sum of:

            (i) $285,000,000 plus accrued interest, as more fully set forth in Section 1.3(a)(i); and

           (ii) a number of Parent Shares equal to the sum of (A) the quotient of (1) $300,000,000 divided by (2) the product of the Escrow Closing Share Price multiplied by the Escrow Closing Date Conversion Rate, and (B) the quotient of (1) $40,000,000 divided by (2) the product of the Reference Share Price multiplied by the Reference Date Conversion Rate, in each case as more fully set forth in Sections 1.3(a)(ii) and 1.9(a)(ii), respectively (provided that Parent shall have the option to cause Purchaser to deliver cash in lieu of certain Parent Shares pursuant to Section 1.9(a)(i)).

          (b) The consideration for the sale and purchase of the Surplus Note shall be the sum of $50,000,000 plus accrued interest as more fully set forth in Section 1.3(b).

          Section 1.3.   Consideration to be Paid at the Escrow Closing.
                         ----------------------------------------------
          (a) Subject to the terms and conditions
contained herein, in consideration for the sale and delivery of the Shares, at the Escrow Closing, the following
(collectively, the "Initial Share Consideration") shall be delivered to Seller:

            (i) Purchaser shall deliver $285,000,000 plus accrued interest at the LIBOR rate from June 30, 2001 through to the next Business Day after the Escrow Closing Date (or, if a
Closing Date has been mutually agreed upon in writing by Parent and Seller which is later than then next Business Day after the Escrow Closing Date, through to such later Closing
Date) in immediately available funds to the client account of the Seller's Lawyers (the "Escrow Account") the details of which will be made available to Parent in writing by Seller at least three Business Days prior to the Escrow
Closing (the "Cash Consideration"); and

(ii) Parent, on behalf of Purchaser, shall deliver a number of fully paid (or credited as fully paid) Parent Shares (as defined below), free and clear of all Liens (other than Liens expressly created or permitted by Seller), equal to the quotient of (i) $300,000,000 divided by (ii) the average closing price (the "Escrow Closing Share Price") of a Parent Share on the London Stock Exchange ("LSE") (multiplied by the Escrow Closing Date Conversion Rate) as reported in the European edition of The Wall Street Journal, or, if not reported therein, The Financial Times, for the 10 consecutive trading days prior to (but not including) the Escrow Closing Date (the "Initial Parent Shares"), each of which shall have been duly allotted and issued by Parent immediately prior to the Escrow Closing subject only to their being admitted to the Official List of the UK Listing Authority ("UKLA") and admitted to trading on the LSE market for listed securities (both admissions taken together, the "Listing"). For purposes of this Section 1.3, "Escrow Closing Date Conversion Rate" means the U.S. dollar/British Pound exchange rate as reported in the United States (Eastern edition) of The Wall Street Journal for the Business Day immediately preceding the Escrow Closing Date.

          (b) Subject to the terms and conditions contained herein, in consideration for the sale and delivery of the Surplus
Note, at the Escrow Closing, Note Purchaser shall deliver
$50,000,000 plus accrued interest on the Surplus Note through to the next Business Day after the Escrow Closing
Date (or, if a Closing Date has been mutually agreed upon in writing by Parent and Seller which is later than the next
Business Day after the Escrow Closing Date, through to such later Closing Date), in immediately available funds to the Escrow Account (the "Surplus Note Consideration").

          Section 1.4.   Escrow Closing.
                         --------------
            Subject to the terms and conditions of this Agreement, the escrow closing of the purchase and sale of the Shares and of the Surplus Note (the "Escrow Closing") shall occur at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. New York City time, on the earliest date reasonably practicable (but no later than the third Business Day) following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the parties will take at the Escrow Closing itself), or such other location, time or date as may be agreed to in writing by Seller and Parent (the "Escrow Closing Date").

          Section 1.5.   Transactions on the Escrow Closing Date.
                         ---------------------------------------
          At the Escrow Closing:

          (a) Seller will deliver to Parent's Lawyers (who shall hold them in escrow and, in the case of documents to be dated the Closing Date, undated, to the order of Seller pending closing on the terms and subject to the conditions set forth in the Lawyers' Escrow Instruction Letter) (i) the Surplus
Note duly endorsed or accompanied by a note power (in form reasonably satisfactory to counsel for Parent) in favor of Note Purchaser, (ii) certificates representing the Shares, duly endorsed or accompanied by stock powers (in form reasonably satisfactory to counsel for Parent) in favor of Purchaser and accompanied by any requisite transfer tax stamps, (iii) the certificate referred to in Section 8.4.7 of this Agreement, (iv) the License Agreement, duly executed and delivered by Seller, (v) the Indemnification Agreement duly executed and delivered by The St. Paul, Seller, United
States Fidelity and Guaranty Company and F&G Life, and (vi) such other documents and instruments required to be delivered by Seller under the terms of this Agreement; and

          (b) Parent (on behalf of Purchaser and Note Purchaser), Purchaser and Note Purchaser, as appropriate, will deliver to Seller's Lawyers (who shall hold such cash sums and documents in escrow and, in the case of documents to be dated the Closing Date, undated, to the order of Purchaser and Note Purchaser pending Closing on the terms and subject to the conditions set forth in the Lawyers' Escrow
Instruction Letter) (i) the Cash Consideration and the
Surplus Note Consideration, (ii) a share certificate or share certificates for the Initial Parent Shares in the name of Seller or such affiliate or affiliates of Seller as Seller may direct and accompanied by any requisite transfer tax stamps, (iii) the certificate referred to in Section
8.3.7 of this Agreement, (iv) the Indemnification Agreement duly executed and delivered by Parent, (v) the License
Agreement, duly executed and delivered by Parent, and (vi) such other documents and instruments required to be delivered by Parent under the terms of this Agreement.

          (c) Parent (on behalf of Purchaser and Note Purchaser) and Seller will issue to Parent's Lawyers and Seller's Lawyers jointly a letter in a form to be mutually agreed upon in good faith by Seller and Parent (the "Lawyers' Escrow
Instruction Letter") setting out the basis on which the items referred to above in this Section 1.5 are to be held in escrow by each of them respectively and Parent (on behalf of Purchaser and Note Purchaser) will deliver to Seller a copy of such letter counter-signed by Parent's Lawyers in which Parent's Lawyers undertake to Seller and Parent to comply with the terms of the said letter and, likewise, Seller will deliver to Parent a copy of such letter counter-signed by Seller's Lawyers in which Seller's Lawyers undertake to Parent and Seller to comply with the terms of the said letter.

          Section 1.6.   Closing.
                         -------
            Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Shares and the Surplus Note (the "Closing") shall occur either automatically following the Escrow Closing once Listing of the Initial Parent Shares has been confirmed by both the UKLA and the LSE ("Listing Confirmation") or at such other time or on such other date as may be agreed to in writing by Seller and Parent (the "Closing Date"), provided that each of Seller and Parent shall use its commercially reasonable efforts to obtain such Listing of the Initial Parent Shares as promptly as possible. Listing Confirmation will be evidenced for these purposes by, in the case of the UKLA, the dissemination of the appropriate notice pursuant to Rule 7.1 of the Listing Rules of the UKLA, and by, in the case of the LSE, an announcement in accordance with paragraph 2.1 of the Admission and Disclosure Standards of the LSE.

          Section 1.7.   Transactions on the Closing Date.
                         --------------------------------

           Once Listing Confirmation has been duly issued by both the UKLA and the LSE then, as stated above, the Closing will automatically take place in the absence of a delay agreed to in writing by Parent and Seller. On
Closing:

          (a) Parent's Lawyers shall date and release to Purchaser and Note Purchaser all of the documents and instruments referred to in Section 1.5(a) above; and

          (b)  Seller's Lawyers shall:

               (i) transfer the Cash Consideration and Surplus Note Consideration to such bank account as Seller may direct; and

              (ii) date and release to Seller all of the documents and instruments referred to in Section 1.5(b) above.

          Section 1.8.   Impaired Security Purchase Price Adjustment.
                         -------------------------------------------

          (a) Adjustment. The Initial Share Consideration shall be reduced by an amount equal to the Impaired Security Purchase
Price Adjustment.

          (b) Definitions. The following terms shall have the meanings set forth below for purposes of this Section 1.8:

               (i) "Aggregate Impaired Amount" means the sum of (A) the Specified Investment Securities Losses and (B) the
     Downgraded Investment Securities Losses.

              (ii) "Book Value" means, with respect to any investment security, the amortized cost thereof as determined in accordance with GAAP, provided, however, that write-downs and similar adjustments subsequent to March 31, 2001 shall be disregarded for purposes of calculating "Book Value".

             (iii) "Impaired Security Purchase Price Adjustment" means an amount equal to the Aggregate Impaired Amount minus the Upgraded Investment Securities Offset; provided, however, that the Impaired Security Purchase Price
Adjustment shall in no event be less than zero (0).

              (iv) "Non-Investment Grade Credit Rating" means a credit rating of BB+ or lower from Standard & Poor's or Ba1 or lower from Moody's.

               (v) "Specified Investment Security" means those investment securities listed on Exhibit A.

              (vi) "March 31 Market Value" means fair value calculated in accordance with GAAP of an investment security as of March
31, 2001 (or, in the case of investment securities acquired after March 31, 2001, Book Value).

             (vii) "Escrow Closing Date Market Value" means fair value calculated in accordance with GAAP of an investment security as of the Escrow Closing Date (or, where applicable, the proceeds from disposition of any investment security sold prior to the Escrow Closing Date).

            (viii) "Downgraded Investment Security" means any investment security that (A) has received a credit rating downgrade from, or been placed on credit watch with negative implications by, Moody's or Standard & Poor's after the later of March 31, 2001 and the date of acquisition thereof by F&G Life or Thomas Jefferson Life and before the earlier of the Escrow Closing Date and the date which is three Business Days after the date of disposition thereof, (B) has a Non-Investment Grade Credit Rating on the Escrow Closing Date, and (C) has an Escrow Closing Date Market Value which is lower than its March 31 Market Value.

              (ix) "Downgraded Investment Securities Losses" means an amount equal to the difference of (A) the aggregate March 31
Market Values of all Downgraded Investment Securities minus
(B) the aggregate Escrow Closing Date Market Values of all
Downgraded Investment Securities.

               (x) "Specified Investment Securities Losses" means an amount equal to the difference of (A) the aggregate March 31
Market Values of all Specified Investment Securities minus
(B) the aggregate Escrow Closing Date Market Values of all
Specified Investment Securities.

              (xi) "Upgraded Investment Security" means any investment security that (A) has received a credit rating upgrade from, or been placed on a credit watch with positive implications by, Moody's or Standard & Poor's after the later of March
31, 2001 and the date of acquisition thereof by F&G Life or Thomas Jefferson Life and before the earlier of the Escrow
Closing Date and the date of disposition thereof, (B) has a March 31 Market Value which is greater than its Book Value, and (C) has an Escrow Closing Date Market Value which is greater than its March 31 Market Value.

             (xii) "Upgraded Investment Securities Offset" means an amount equal to the difference of (A) the aggregate Escrow
Closing Date Market Values of all Upgraded Investment
Securities minus (B) the aggregate March 31 Market Values of all Upgraded Investment Securities.

          (c) Valuation. As of the Closing Date, Parent and Seller shall engage a valuation expert mutually agreed upon by Parent and Seller, and if the parties cannot agree, an alternative valuation expert designated by the American
Arbitration Association (the "Valuation Expert"). Each of the parties hereto shall use its commercially reasonable efforts to cause the Valuation Expert to prepare and deliver as promptly as practicable (but in no event more than 60 days following the Escrow Closing Date) a report (the
"Impaired Security Purchase Price Adjustment Report"). All valuations performed or used by the Valuation Expert shall be conducted using methodologies consistent with the historical methodologies used by F&G Life and Thomas
Jefferson Life to value investment securities (including the use of commercial pricing services). The Impaired Security
Purchase Price Adjustment Report shall set forth:

               (i) the March 31 Market Value and Escrow Closing Date Market Value of each Specified Investment Security,
     Downgraded Investment Security and Upgraded Investment
     Security held by F&G Life or Thomas Jefferson Life at any time between March 31, 2001 and the Escrow Closing Date;

              (ii) a calculation of the Specified Investment Securities
     Losses;

             (iii) a calculation of the Downgraded Investment
     Securities Losses;

              (iv) a calculation of the Upgraded Investment Securities
     Offset;

               (v) a calculation of the Aggregate Impaired Amount; and

              (vi) a calculation of the Impaired Security Purchase Price Adjustment.

          (d) Cooperation and Review. Parent and Seller shall take such actions as are reasonably necessary to expedite the Valuation Expert's preparation and delivery of the Impaired
Security Purchase Price Adjustment Report. During the period from the Closing Date until the date of delivery of the Impaired Security Purchase Price Adjustment Report,
Parent and Seller shall give the Valuation Expert and other appropriate personnel such assistance and access to the assets and books and records of F&G Life and Thomas
Jefferson Life as the Valuation Expert shall reasonably request during normal business hours in order to enable the Valuation Expert to prepare and deliver the Impaired
Security Purchase Price Adjustment Report. The parties shall cause the Valuation Expert to deliver the Impaired
Security Purchase Price Adjustment Report to both parties promptly following completion thereof. Parent and Seller shall have the right to review all work papers and procedures used to prepare the Impaired Security Purchase
Price Adjustment Report and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Parent and Seller shall each be responsible for, and shall promptly pay when due, one-half of the fees and expenses of the Valuation Expert.

          (e) Dispute Resolution. Unless Parent or Seller, within 20 Business Days following the delivery of the Impaired
Security Purchase Price Adjustment Report, notifies the other party in writing (an "Objection Notice") that it objects to the Impaired Security Purchase Price Adjustment
Report and specifies in reasonable detail (A) the basis for such objection, (B) all information in such objecting party's possession which forms the basis thereof, and (C) the amount in dispute, such Impaired Security Purchase Price
Adjustment Report shall become final and binding upon the parties. If an Objection Notice is given, the parties shall consult with each other with respect to the objection. If the parties are unable to reach agreement within 20 Business
Days after an Objection Notice has been given, any unresolved disputed items shall be promptly referred to an independent nationally recognized public accounting firm selected by mutual agreement of Parent and Seller, or if Parent and Seller are unable to agree within five Business
Days of such 20-day period, an independent nationally recognized public accounting firm appointed by the American
Arbitration Association acting in accordance with the Commercial Dispute Resolution Procedures in effect at the time the arbitration is initiated (the "Unrelated Accounting
Firm"). The Unrelated Accounting Firm shall be directed to render a written report on the unresolved disputed issues with respect to the Impaired Security Purchase Price
Adjustment Report within 90 days of the submission of such disputed issues to them and to resolve only those issues of dispute set forth in the Objection Notice. The resolution of the dispute by the Unrelated Accounting Firm shall be final and binding on the parties. Parent and Seller agree to cooperate with each other and with each other's authorized representatives to resolve any and all matters in dispute as soon as practicable. The fees and expenses of the Unrelated Accounting Firm shall be borne equally by Seller and Parent.

          (f) Within two (2) Business Days after the final determination of any adjustment pursuant to this Section 1.8, Seller shall pay to Purchaser the amount of any adjustment required. Any payment pursuant to this Section
1.8 shall be made by wire transfer of immediately available funds to an account designated by Purchaser and shall be accompanied by immediately available funds in an amount equal to interest accruing on such payment at the LIBOR rate from the Closing Date to the date of payment.

          Section 1.9.   Consideration to be Provided on the Reference Date.
                         --------------------------------------------------
            (a) On the Reference Date, if the product of
(i) the number of Initial Parent Shares, adjusted to reflect any subdivision or consolidation of such shares or any bonus shares issued in respect of such shares after the Escrow
Closing Date but on or prior to the Reference Date, multiplied by (ii) the Reference Share Price multiplied by the Reference Date Conversion Rate (such product of (i) multiplied by (ii) being the "Reference Date Value") is less than $300,000,000, at Parent's option, either:

               (i) Purchaser shall deliver to Seller by wire transfer in immediately available funds an amount equal to the difference of (A) $300,000,000 minus (B) the Reference Date
     Value (provided, however, that any payment by Purchaser pursuant to this Section 1.9(a)(i) shall in no event be greater than $40,000,000); or

              (ii) Parent, on behalf of Purchaser, shall allot and issue to Seller or an affiliate or affiliates of Seller as Seller may direct fully paid (or credited as fully paid) and free and clear of all Liens (other than Liens expressly created or permitted by Seller) a number of duly allotted and issued
Parent Shares (the "Reference Date Shares") equal to the quotient of (A) $300,000,000 minus the Reference Date Value divided by (B) the Reference Share Price multiplied by the Reference Date Conversion Rate (provided, however, that the numerator referred to in Section 1.9(a)(ii)(A) shall in no event be greater than $40,000,000);

provided, however, that if on the Reference Date, the Reference Date Value is greater than $330,000,000, Purchaser shall not be obligated to make any payment and Parent, on behalf of Purchaser, shall not be obligated to deliver any Parent Shares pursuant to this Section 1.9, and Seller shall, at Seller's option, either:

               (x) deliver to Purchaser by wire transfer in immediately available funds an amount equal to the difference of (A) the Reference Date Value minus (B)
     $330,000,000; or

               (y)  deliver to Purchaser a sum equal to the
     amount realized by Seller, net of any fee or discount, upon the sale to third parties through a broker or brokers designated by Parent, free and clear of all Liens (other than Liens expressly created or permitted by Parent or Purchaser), of a number of Parent Shares equal to the quotient of (A) the Reference Date Value minus $330,000,000 divided by (B) the Reference Share Price multiplied by the Reference Date Conversion Rate.

          (b) "Reference Share Price" shall mean the average closing price of a Parent Share on the LSE as reported in the European edition of The Wall Street Journal, or, if not reported therein, The Financial Times, for the 10 consecutive trading days prior to (but not including) the Reference Date.

          (c)  "Reference Date Conversion Rate" means the U.S.
Dollar/British Pound exchange rate as reported in the United
States (Eastern Edition) of The Wall Street Journal for the
Business Day immediately preceding the Reference Date.

          Section 1.10.  Transfer Restrictions on Initial Parent Shares.
                         ----------------------------------------------

          (a) (i) Prior to the Reference Date, Seller shall not directly or indirectly Transfer or attempt to Transfer any Initial Parent Shares. As used in this Agreement, "Transfer" means the making of any sale, exchange, assignment, hypothecation, gift, security interest, pledge or other encumbrance, or any agreement therefor, any voting trust or other agreement or arrangement with respect to the transfer of voting rights or any other transfer or disposition whatsoever, whether voluntary or involuntary, affecting the right, title, interest or possession in or to such Initial Parent Shares. Any purported Transfer of Parent Shares in violation of this
Section 1.10 shall be of no force or effect. Seller agrees not to sell, transfer, pledge, rehypothecate or enter into any transaction based upon the value of the Parent Shares, including, without limitation, any transaction involving futures, options, derivatives or similar instruments or strategies designed to hedge all or a portion of the risks associated with ownership of the Parent Shares. For purposes of greater clarity, nothing in this Section 1.10(a)(i) shall prevent Seller from hedging the currency risk associated with its holdings of Parent Shares or making use of derivatives on broad based indices of U.K. or South African stocks (including futures on such indices, options on such futures, and options and swaps on such indices).

            (ii) Notwithstanding anything contained in Section 1.10(a)(i), Seller shall have the right at any time to Transfer any or all of the Initial Parent Shares (in each case provided that any and all Persons to whom or to which any Initial Parent Shares are Transferred in accordance with this Section 1.10 agree to be bound by this Section 1.10 and execute and deliver to Parent an agreement in form and substance reasonably acceptable to Parent to such effect) to
(A) The St. Paul or any direct or indirect wholly owned subsidiary of The St. Paul or (B) as required by Law (as defined in Section 3.2).

          (b) Seller may Transfer Initial Parent Shares from and after the Reference Date; provided, however, that any Transfer shall comply with the requirements of Regulation S under the Securities Act of 1933 or be exempt from the registration requirements of such Act. Any such Transfers shall be made, at Seller's option, either:

            (i)  Through any broker selected by Seller, provided that:
(A) the number of Parent Shares sold by Seller on any trading day pursuant to this Section 1.10(b)(i) shall not exceed 25% of the average trading volume of Parent Shares on the LSE in the 10 trading days preceding such trading day and (B) the number of Parent Shares sold by Seller in any six month period shall not exceed 25% of the number of Parent Shares acquired by Seller from Parent pursuant to this Agreement; or

           (ii) Without regard to any volume limitations, in one or more placements through brokers managed consistent with normal market practice in the United Kingdom; provided, that Parent, at its option, may designate one of two joint bookrunners for each such placement. If Parent designates a joint bookrunner for a placement ("Parent's Bookrunner"), Seller shall designate the other joint bookrunner ("Seller's
Bookrunner").  Seller may negotiate fee arrangements
(including placement commissions or market discounts) with Seller's Bookrunner and Parent shall use commercially reasonable efforts to cause Parent's Bookrunner to match the fee arrangements of Seller's Bookrunner. To the extent that Parent's Bookrunner is unwilling to agree to fee arrangements that are at least as favorable to Seller as those offered by Seller's Bookrunner, Seller shall not be obliged to involve Parent's Bookrunner in the placement. If
Parent's Bookrunner for a placement is unable or unwilling to proceed with the placement at a time that Seller and its designated Bookrunner wish to commence the placement
(provided that Parent's Bookrunner shall have been given reasonable advance notice thereof), Seller shall be free to proceed with the placement without the participation of Parent's designated Bookrunner. To the extent reasonably requested by Seller, and to the extent Parent and Parent officers, upon advice of counsel, may do so consistent with applicable Law, Parent officers shall participate in road show presentations to facilitate the sale of Parent Shares in such placements. Seller agrees that in connection with any placement it will instruct the bookrunners for the placement: (A) to consult with (but not to take instructions from) Parent regarding the placement and to keep Parent reasonably informed concerning the status and terms of such placement; and (B) that Seller wishes the bookrunners to use reasonable efforts to place the Parent Shares being sold by Seller with long term investors and to place such Parent
Shares in a manner consistent with the maintenance of an orderly market; provided, in the case of each of (A) and
(B), that such considerations do not disadvantage the Seller regarding the price it obtains for such Parent Shares.

          (c) In addition, Seller may Transfer Initial Parent Shares at any time and in any manner with the prior written consent of Parent.

          Section 1.11.  Fractional Shares.
                         -----------------
           No fraction of a Parent Share will be issued pursuant to Section 1.3(a)(ii) or Section 1.9(a)(ii), but in lieu thereof Seller shall receive from Purchaser an amount in U.S. dollars in cash (rounded down to the nearest whole cent), without interest thereon, equal to the product of (A) such fraction and (B) the Escrow Closing Share Price or Reference Share Price, as the case may be, and (C) the Escrow Closing Date Conversion Rate (with respect to the Escrow Closing Share Price) or the Reference Date Conversion Rate (with respect to the Reference Share Price).

          Section 1.12.  Parent Guarantee.
                         ----------------
            Parent hereby unconditionally and irrevocably guarantees the due and punctual performance of all the obligations of Purchaser and Note Purchaser under this Agreement. Prior to the Escrow Closing, Parent shall cause each of Purchaser and Note Purchaser to authorize, execute and deliver this Agreement and assume its respective obligations as a party hereunder.

                           ARTICLE TWO


                           Definitions
                           -----------

          Section 2.1.   Definitions.
                         -----------
            (a)  The following terms shall have the
respective meanings set forth below throughout this
Agreement:

            (i) "African Exchanges" means the Johannesburg Securities Exchange and the Malawi, Namibian and Zimbabwe Stock
Exchanges.

           (ii) "Agreement" means this Stock Purchase Agreement, dated as of April 26, 2001, between Seller and Parent.

          (iii) "Business Day" means a day which is not a Saturday, a Sunday or a public holiday in New York or London.

           (iv) "Contracts" shall mean agreements, contracts (other than contracts implied in law) and commitments (other than agreements, contracts or commitments relating to assets in the investment portfolios of F&G Life or any of the F&G
Subsidiaries entered into in the ordinary course of business consistent with past practice or mortgage loans or other assets held in F&G Life's or any F&G Subsidiary's investment portfolio) of the following types, to which F&G Life or any of the F&G Subsidiaries is a party or by which F&G Life or any of the F&G Subsidiaries or any of their respective properties is bound as of the date hereof: (A) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit in any case in excess of $1,000,000 (other than intercompany loans), (B) any collective bargaining agreement, (C) any agreement with any Person containing any provision or covenant currently or hereafter in effect (other than restrictions agreed to in the ordinary course of business consistent with past practice in confidentiality agreements or insurance agent, broker, producer, marketing or distribution agreements to which F&G Life or Thomas Jefferson Life is a party, in each case other than those agreements that purport to bind any affiliates of F&G Life other than the F&G Subsidiaries) (i) limiting the ability of F&G Life or any F&G Subsidiary to
(1) sell any products or services of or to any other Person,
(2) engage in any line of business, or (3) compete with or obtain products or services from any Person or (ii) limiting the ability of any Person to compete with or to provide products or services to F&G Life or any F&G Subsidiary, in the case of clauses (i) and (ii), except for confidentiality or marketing and distribution agreements providing that F&G
Life or any F&G Subsidiary will not use information provided under such agreements to develop an insurance product substantially similar to another Person's proprietary product, (D) all contracts pursuant to which F&G Life or any F&G Subsidiary has agreed to indemnify or hold harmless any Person (other than hold harmless agreements entered into with public school districts or other Government Entities in the ordinary course of business consistent with past practice in connection with distribution of F&G Life's tax sheltered annuity products, indemnifications or hold harmless covenants which have lapsed, customary indemnifications and hold harmless covenants contained in insurance policies, annuity contracts or reinsurance contracts issued by F&G Life or any F&G Subsidiary in the ordinary course of business consistent with past practice, agreements entered into in the ordinary course of business consistent with past practice pursuant to which F&G Life or any F&G Subsidiary agrees to indemnify others for negligence or wrongful acts of F&G Life or any F&G Subsidiary), (E) the leases set forth in Section 3.9(a) of Seller's Disclosure
Schedule, (F) all reinsurance and retrocession contracts providing for reinsurance or retrocession premiums in excess of $1,000,000 annually, (G) all outstanding written proxies, powers of attorney, or similar delegations of authority of F&G Life or any F&G Subsidiary (other than those that are immaterial or given in connection with insurance policies or those given in the ordinary course of business in connection with customary insurance agency or brokerage or other agency or sales agreements), (H) all agreements with any present individual officer, director, employee, agent (other than insurance agent), consultant, or other similar representative of F&G Life or any F&G Subsidiary or former individual officer, director, employee, agent (other than insurance agent), consultant or similar representative thereof (other than change in control agreements, and marketing and distribution agreements entered into in the ordinary course of business consistent with past practice) under which there exists any present or future liability with respect to such contract requiring payments to any such individual in excess of $200,000 annually or $1,000,000 in the aggregate over any three-year period, (I) any other agreement, contract or commitment (other than insurance policies, annuity contracts, reinsurance agreements, insurance agency or brokerage or other agency or sales agreements entered into in the ordinary course of business) which, in any case, requires payments or receipts by a party thereto after the date of this Agreement of more than $1,000,000 annually or $5,000,000 in the aggregate over any three-year period, and (J) the current insurance agent, broker or producer agreements between F&G Life and each of
(i) the 10 F&G Producers that accounted for the highest sales in F&G Life's annuity brokerage sales channel during the calendar year ended December 31, 2000, and (ii) the 10
F&G Producers that accounted for the highest sales in F&G
Life's life brokerage sales channel during the calendar year ended December 31, 2000. Without limiting the generality of the foregoing, the term "Contracts" shall include the Agreement for Information Services and Third-Party
Administrative Services, dated November 13, 1995, between
F&G Life and Alliance-One Services, Inc. ("Alliance") (as successor to Alliance One Services, L.P.), together with all amendments thereto, the Agreement for Information Services, dated April 12, 1996, between Thomas Jefferson Life and
Alliance, together with all amendments thereto, and the Agreement for Third Party Administrative Services, dated
March 31, 1997, between Thomas Jefferson Life and Alliance, together with all amendments thereto.

          (v) "Environmental Law" means any applicable Law, license, permit or other legal requirement enacted, promulgated or otherwise mandated by any Government Entity (A) for the protection of the environment (including air, water, soil and natural resources), or (B) regulating the use, storage, handling, emission, discharge, migration, transportation, release or disposal of Hazardous Substances, in each case as presently in effect in the relevant jurisdiction.
(vi) "F&G Life" means Fidelity and Guaranty Life Insurance
Company, a Maryland stock insurer.
(vii) "F&G Life's Business" means the businesses and activities of F&G Life and the F&G Subsidiaries as presently conducted, and the interests, properties, assets and liabilities of F&G Life and the F&G Subsidiaries, taken as a whole.

          (viii) "F&G Subsidiaries" means Thomas Jefferson Life together with F&G Securities, Inc., a Maryland corporation, F&G Brokerage, Inc., a Maryland corporation, Fidelity &
Guaranty Assignment, LLC, a Maryland limited liability company, and Mt. Washington Investment Group, LLC, a
Maryland limited liability company.

            (ix) "GAAP" means generally accepted accounting principles in the United States.

             (x) "Government Entity" means any federal, state, local, municipal, county, foreign or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar governmental entity (including any branch, department, agency or political subdivision thereof).

            (xi) "Guaranty Agreements" means (i) the Guaranty dated February 3, 1999 by Seller for the benefit of F&G Life, and
(ii) the letter agreement dated February 9, 1999 from Seller to Duff and Phelps Credit Rating Company (Fitch).

           (xii) "Hazardous Substance" means any material, substance or waste presently listed, defined, designated or classified as hazardous, toxic, radioactive, a pollutant, a contaminant or words of similar meaning or regulatory effect by any Government Entity, including petroleum, any derivative or by-product thereof, asbestos, and polychlorinated biphenyls.

          (xiii) "Intellectual Property" means computer software, patents and patentable materials, trademarks, trade names, trade secrets, service marks, copyrights, inventions
(whether patentable or unpatentable), know-how and other intellectual property rights and applications therefor, registrations thereof and licenses or other rights in respect thereof.

           (xiv) "IRS" means the Internal Revenue Service.

            (xv) "Knowledge of Parent" means the actual knowledge, within the scope of his or her responsibility, after reasonable inquiry of persons who directly report to him or her and are known to him or her to have specialized knowledge of the subject matter at issue, of the Chairman and Chief Executive, the Chief Executive, Financial
Services, the Chief Executive, Life or the Group Finance
Director of Parent.

           (xvi) "Knowledge of Seller" means the actual knowledge, within the scope of his or her responsibility, after reasonable inquiry of persons who directly report to him or her and are known to him or her to have specialized knowledge of the subject matter at issue, of (i) the Chief
Executive Officer and President, the Chief Financial
Officer, the Vice President-Corporate Controller or the
General Counsel of Seller or (ii) the President, any
Executive Vice President, the Chief Financial Officer or the
General Counsel of F&G Life, Thomas Jefferson Life.

          (xvii) "LIBOR" means the 3 month London Interbank Offered Rate, determined as the arithmetic mean of the offered rates for deposits in United States dollars which appears on the display designated as page "LIBO" on the Reuters Data
Terminal (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks) at approximately 11:00 A.M.
London time on the date on which LIBOR is to be determined.

         (xviii) "Lien" means any mortgage, pledge, security interest, lien, adverse claim, levy, charge or similar encumbrance or any conditional sales agreement or title retention agreement.

           (xix) "Material Adverse Effect" means a material adverse effect on (A) the assets, business, financial condition or results of operations of F&G Life and the F&G Subsidiaries, taken as a whole, but shall not include any changes or effects (x) to the extent relating to or resulting from general economic, political or market conditions, including
(i) changes after the date of this Agreement in any Law or in the interpretation of any Law by any Government Entity and (ii) changes in GAAP or SAP, (y) to the extent arising from or associated with adverse developments in the life insurance industry generally or (z) to the extent attributable to the public announcement of this Agreement or the transactions contemplated hereby or the identity or business strategy of Parent, (B) the legality, validity or enforceability of any material provision of this Agreement and the material agreements and instruments to be entered into in connection herewith or (C) the ability of Seller to perform its material obligations under this Agreement or any of the other Transaction Agreements.

            (xx) "NASD" means the National Association of Securities
Dealers, Inc.

           (xxi)     "Parent" means Old Mutual plc.

          (xxii) "Parent Material Adverse Effect" means a material adverse effect on (A) the assets, business, financial condition or results of operations of Parent and the Parent
Subsidiaries, taken as a whole, but shall not include any changes or effects (x) to the extent relating to or resulting from general economic, political or market conditions, including (i) changes after the date of this Agreement in any Law or in the interpretation of any Law by any Government Entity and (ii) changes in applicable accounting standards, including, without limitation, GAAP, U.K. GAAP and generally accepted accounting principles in South Africa, (y) to the extent arising from or associated with adverse developments in the life insurance, casualty insurance, asset management or brokerage industries generally or (z) to the extent attributable to the public announcement of this Agreement or the transactions contemplated hereby, (B) the legality, validity or enforceability of any material provision of this Agreement and the material agreements and instruments to be entered into in connection herewith or (C) the ability of Parent to perform its material obligations under this Agreement or any of the other Transaction Agreements.

         (xxiii) "Parent Principal Subsidiary" means any of:

               (A) Old Mutual (US) Holdings Inc. (formerly known as United Asset Management Corporation); or

               (B) any Subsidiary of Parent whose gross assets are equal to five percent or more of the gross assets of Parent and the Parent Subsidiaries; or

               (C) any Subsidiary of Parent whose operating profits before tax and extraordinary and exceptional items are equal to five percent or more of the consolidated operating profits before tax and extraordinary and exceptional items of Parent and the Parent Subsidiaries; or

               (D) any Subsidiary of Parent to which has been transferred (whether by one or a series of transactions, related or not) the whole or substantially the whole of the assets of a Subsidiary of Parent which, immediately prior to such transactions or any of such transactions, was a Parent
         Principal Subsidiary by virtue of (B) or (C) above.

          For the purpose of this definition:

          1. the gross assets or operating profits before tax and extraordinary and exceptional items of a company shall be ascertained by reference to the latest audited (where appropriate) accounts (consolidated in the case of a company which itself has Subsidiaries and which, in the normal course, prepares consolidated accounts) of that company adjusted (where appropriate) to reflect any company (determined on the same basis) subsequently acquired or disposed of;

         2. the gross assets or operating profits before tax and extraordinary and exceptional items of Parent and the Parent Subsidiaries shall be ascertained by reference to the latest audited consolidated accounts of Parent and the Parent Subsidiaries, adjusted (where appropriate) to reflect any company (determined on the same basis) subsequently acquired or disposed of;

         3. a Parent Principal Subsidiary which has become a Parent Principal Subsidiary under paragraph (D) above as a result of a transfer from a Parent Principal Subsidiary which is a Parent Principal Subsidiary by virtue of paragraph (B) or
              (C) above shall cease to be a Parent Principal Subsidiary on the date of publication of the first audited consolidated accounts of Parent and the Parent Subsidiaries prepared as of a date after that Parent Principal Subsidiary became a Parent Principal Subsidiary, unless that Parent Principal Subsidiary remains to be treated as a Parent Principal Subsidiary by virtue of paragraph (B) or (C) above; and

         4. if a Subsidiary of Parent becomes a Parent Principal Subsidiary under paragraph (D) above, then the Parent Principal Subsidiary from which the relevant transfer was made shall, subject to paragraphs (B) and (C) above, cease to be a Parent Principal Subsidiary.

          (xxiv) "Parent Subsidiaries" means each of the Subsidiaries of Parent.

           (xxv) "Parent's Business" means the businesses and activities of Parent and the Parent Subsidiaries as presently conducted, and the interests, properties, assets and liabilities of Parent and the Parent Subsidiaries, taken as a whole.

          (xxvi) "Parent's Disclosure Schedule" means the
Disclosure Schedule delivered by Parent to Seller, dated as of the date hereof.

         (xxvii) "Parent's Lawyers" means Weil, Gotshal & Manges
LLP, at 767 Fifth Avenue, New York, NY 10153-0119.

        (xxviii) "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, limited liability partnership, firm, joint venture, joint-stock company, trust, estate, association, unincorporated organization, governmental, judicial or regulatory body or other entity of any kind or nature.

          (xxix) "Prepaid Note" means the Promissory Note dated
December 22, 1999, payable by F&G Life to Seller in the original principal amount of $40,000,000.00.

           (xxx) "Reference Date" means the date that is one year after the Closing Date.

          (xxxi) "SEC" means the Securities and Exchange
Commission.

         (xxxii) "Seller" means St. Paul Fire and Marine Insurance Company, a Minnesota insurance corporation.

        (xxxiii) "Seller's Disclosure Schedule" means the
Disclosure Schedule delivered by Seller to Parent, dated as of the date hereof.

         (xxxiv) "Seller's Lawyers" means Sullivan & Cromwell, at
125 Broad Street, New York, NY 10004.

          (xxxv) "Specified Matters" shall have the meaning set forth in Section 2.1(a)(xxxv) of Seller's Disclosure
Schedule.

         (xxxvi) "Structured Settlements Program" means the business relationships and arrangements in effect as of the date of this Agreement between (i) Seller and certain liability insurers that are subsidiaries of Seller (collectively with Seller, the "Structured Settlement Purchasers") and (ii) F&G Life, Fidelity & Guaranty Assignment, LLC, a wholly owned subsidiary of F&G Life, and Thomas Jefferson Life, under which F&G Life, in the case of non-New York business, or Thomas Jefferson Life, in the case of New York business, sells to the Structured Settlement Purchasers or, as the case may be, Fidelity & Guaranty Assignment, LLC, as assignee, in accordance with Section 130 of the Code, immediate annuity contracts or funding agreements to fund the obligations of the Structured Settlement Purchasers for periodic payment of damages for personal injuries established by settlement or judgment in resolution of a tort claim or for periodic payments in settlement of a workers' compensation claim or any other claim against any Structured Settlement Purchaser.

        (xxxvii) "Subsidiary" means (i) a subsidiary within the meaning of section 736 of the U.K. Companies Act 1985, as amended by section 144 of the U.K. Companies Act 1989; and
(ii) unless the context otherwise requires, a subsidiary undertaking within the meaning of section 21 of the U.K.
Companies Act 1989.

       (xxxviii) "Surplus Note"  means the Promissory Note dated
December 12, 2000, payable by F&G Life to Seller in the original principal amount of $50,000,000.00.

         (xxxix) "Tax" or "Taxes" means any federal, foreign, state or local income, business, alternative or add-on minimum taxes, gross income, gross receipts, sales, use, ad valorem, value added, transfer, transfer gains, net worth, franchise, profits, premium, license, withholding, payroll, employment, custom, duty or other taxes, governmental fees or like assessments or charges of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any governmental or taxing authority and shall include any liability in respect of Taxes as a transferee or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether oral or written).

            (xl) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto.

           (xli) "The St. Paul" means The St. Paul Companies, Inc., a Minnesota general business corporation.

          (xlii) "Thomas Jefferson Life" means Thomas Jefferson
Life Insurance Company, a New York stock life insurance company.

         (xliii) "Transaction Agreements" means this Agreement, the Indemnification Agreement and the License Agreement.

          (xliv) "U.K. GAAP" means accounting principles generally accepted in the United Kingdom.

          (b) The following terms shall have the respective meanings set forth in the relevant Section referred to below throughout this Agreement:

Agency                                        4.5
Agreements and Instruments                    4.6
Audited Statutory Financial Statements        3.6(b)
Authorization                                 4.5
Basket                                        9.2(c)
Business Employees                            5.3.1(a)
Cash Consideration                            1.3(a)(i)
Closing                                       1.6
Closing Date                                  1.6
COBRA                                         3.11
Code                                          3.11
Damages                                       9.2(l)
Dual Covered Claim                            9.2(d)
Environmental Permits                         3.25(a)(i)
ERISA                                         3.11
ERISA Affiliate                               3.11
Escrow Account                                1.3(a)(i)
Escrow Closing                                1.4
Escrow Closing Date                           1.4
Escrow Closing Date Conversion Rate           1.3(a)(ii)
Escrow Closing Share Price                    1.3(a)(ii)

F&G Plans                                     3.11
F&G Producers                                 3.22(a)
GAAP Financial Information                    3.6(a)
HSR                                           3.3
Impaired Security Purchase
  Price Adjustment Report                     1.8(c)
Indemnifiable ERISA Losses                    9.2(h)
Indemnifiable Market Misconduct               9.2(k)
Indemnification Agreement                     8.3.3
Indemnified Party                             9.2(f)
Indemnifying Party                            9.2(f)
Initial Parent Shares                         1.3(a)(ii)
Initial Share Consideration                   1.3(a)
Invalid Provision                             10.17
Laws                                          3.2
Lawyers' Escrow Instruction Letter            1.5(c)
License Agreement                             8.3.6
Listing                                       1.3(a)(ii)
Listing Confirmation                          1.6
Litigation                                    3.16
LSE                                           1.3(a)(ii)
Negative Parent Changes                       6.1(k)
Negative Seller Changes                       6.1(k)
Note Purchaser                                Recitals
Objection Notice                              1.8(e)
OM Life Insurance Subsidiary                  5.3.1(a)
OM Life Insurance Subsidiary's DC Plan        5.3.1(b)
Parent Benefit                                6.1(k)
Parent Changes                                6.1(k)
Parent Detriment                              6.1(k)
Parent Financial Statements                   4.8
Parent Indemnitee                             9.2(a)
Parent Interim Financial Statement            5.2.3
Parent Shares                                 4.1(c)
Parent's Bookrunner                           1.10(b)(ii)
Pension Plan                                  3.11
Permits                                       3.21
Plans                                         3.11
Positive Parent Changes                       6.1(k)
Positive Seller Changes                       6.1(k)
Post-Closing Tax Period                       6.1(c)
Preliminary Offering Circular                 4.7(a)
Protocols                                     5.3.2(a)
Purchaser                                     Recitals

Quarterly GAAP Financial Information          5.1.3
Quarterly Statutory Statement                 5.1.3
Reference Date Conversion Rate                1.9(c)
Reference Date Shares                         1.9(a)(ii)
Reference Date Value                          1.9(a)
Reference Share Price                         1.9(b)
Related Costs                                 6.1(a)
SAP                                           3.6(c)
Seller Benefit                                6.1(k)
Seller Changes                                6.1(k)
Seller Detriment                              6.1(k)
Seller Indemnitee                             9.2(b)
Seller's Bookrunner                           1.10(b)(ii)
Shares                                        Recitals
St. Paul DC Plans                             5.3.1(b)
Statutory Statements                          3.6(b)
Surplus Note Consideration                    1.3(b)
Tax Benefit                                   6.1(d)
Transfer                                      1.10(a)(i)
UKLA                                          1.3(a)(ii)
Unrelated Accounting Firm                     1.8(e)
Valuation Expert                              1.8(c)
WARN                                          3.12

                          ARTICLE THREE

            Representations and Warranties of Seller
            ----------------------------------------

          Seller represents and warrants to Parent as follows:

          Section 3.1.   Corporate Status and Authority.
                         ------------------------------
             Seller is an insurance corporation duly
incorporated, validly existing and in good standing under the laws of the State of Minnesota, and Seller has full right, power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the other Transaction Agreements to which it is a party, when executed and delivered will be, duly executed and delivered by Seller and this Agreement is, and the other Transaction Agreements to which it is a party, when executed and delivered will be, the legal, valid and binding obligation of Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          Section 3.2.   Non-Contravention.
                         -----------------
             Subject to the obtaining of certain consents or approvals indicated in Section 3.3 of this Agreement or in
Section 3.2 of Seller's Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party by Seller and the consummation by Seller of the transactions contemplated hereby and thereby will not (x) contravene, conflict with, or constitute or result in a breach or violation of (i) any statute, regulation, rule, binding interpretation, injunction, judgment, order, decree, ruling, charge, arbitration award or ruling or other binding restriction of any Government Entity ("Laws") to which Seller, F&G Life or any of the F&G Subsidiaries (or any of their respective assets) is subject, or (ii) any provision of the certificate of incorporation or by-laws or other organizational documents of Seller, F&G Life or any of the F&G Subsidiaries or (y) violate, conflict with, result in a breach of, constitute (or with notice or upon the expiration of applicable grace or cure periods or both constitute) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or require any notice under any agreement, contract, lease, license or instrument to which F&G Life or any of the F&G Subsidiaries is a party or by which any of them are bound or to which any of their properties or assets is subject, or create any Liens on any properties or assets owned by F&G Life or any of the F&G Subsidiaries, in the case of clauses
(x)(i) and (y), the effect of which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect.

          Section 3.3.   Government Approvals, Consents and Filings.
                         ------------------------------------------
            No consent, approval, authorization, order, filing, registration or notification is required to be obtained by Seller, F&G Life or any of the F&G Subsidiaries from, or made or given by Seller, F&G Life or any of the F&G
Subsidiaries to, any Government Entity in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions specifically provided for hereby or thereby or by any agreement entered into pursuant hereto, except (x) filings with the Federal Trade Commission and the Department of Justice that may be required with respect to the acquisition of the Shares by Purchaser, pursuant to the Hart-
Scott-Rodino Antitrust Improvements Act of 1976, as amended
("HSR"), and the expiration or early termination of the waiting period thereunder and (y) as otherwise indicated in
Section 3.3 of Seller's Disclosure Schedule.

          Section 3.4.   Corporate Status and Shares of F&G Life.
                         ---------------------------------------
            (a) F&G Life (x) is an insurance company duly incorporated and validly existing under, and is in good standing under, the laws of the State of Maryland, (y) with full power and authority to conduct its business and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned or leased and operated, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. F&G
Life is qualified or otherwise authorized to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or held by it under lease or license or F&G Life's Business requires such qualification or authorization, except where the failure so to qualify or be authorized, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect. The foregoing qualifications and authorizations, together with those indicated in Section 3.21 of Seller's Disclosure Schedule, are sufficient in all material respects for the conduct of F&G Life's Business as presently conducted.

          (b) The authorized capital stock of F&G Life consists of 50,000 shares of common stock, par value $100.00 per share, of which 30,000 shares are issued and outstanding. The
Shares constitute all of the issued and outstanding capital stock of F&G Life. All of the Shares are owned beneficially and of record by Seller, free and clear of any Liens. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except for rights created pursuant to this Agreement, there are no outstanding options, warrants, securities, rights (preemptive or other), subscriptions, calls, or other agreements of any kind that give any Person the right to purchase or otherwise receive or be issued any shares of capital stock of F&G Life, or any security convertible into or exchangeable for any shares of capital stock of F&G Life and no authorization therefor has been given. There are no voting arrangements with respect to the Shares and, assuming receipt of the approvals and consents indicated in Section 3.3 of this Agreement and
Section 3.3 of Seller's Disclosure Schedule and in Section
4.3 of this Agreement and Section 4.3 of Purchaser's
Disclosure Schedule, there are no restrictions on Seller's ability to transfer the Shares to Purchaser at the Closing free and clear of any Liens (other than Liens expressly created or permitted by Parent or Purchaser). Upon delivery of the Initial Share Consideration and the Surplus Note
Consideration, Purchaser will acquire good and marketable title to the Shares, free and clear of any Lien (other than Liens expressly created or permitted by Parent or Purchaser).

          (c) Other than as set forth in Section 3.4(c) of Seller's Disclosure Schedule, there are no restrictions or limitations on the payment of dividends by F&G Life other than as provided by statute or regulation.

          Section 3.5.   F&G Subsidiaries.
                         ----------------
            (a) The F&G Subsidiaries are the only Persons (other than low income housing limited partnerships and similar tax credit investments held in F&G Life's or Thomas Jefferson Life's investment portfolios) in which F&G Life owns 50% or more of the capital stock or other equity interests having ordinary voting power for the election of directors, or the equivalent thereof. The F&G Subsidiaries
(x) are duly organized, validly existing, and in good standing under the laws of their respective jurisdictions of organization, (y) with full power and authority to conduct their respective businesses as they are now being conducted and to own or lease and operate their respective properties as and in the places where such businesses are now conducted and such properties are now owned or leased and operated, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. The F&G Subsidiaries are qualified or otherwise authorized to do business and are in good standing in each jurisdiction in which the character of the properties owned or held under lease or license or the character of any of the F&G Subsidiaries' businesses requires such qualification or authorization, except where the failure to so qualify or be so authorized, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect.

          (b) The authorized capital stock of Thomas Jefferson Life consists of 500,000 shares of common stock, par value $2.00 per share, of which 220,000 shares are issued and outstanding. The authorized capital stock of F&G
Securities, Inc. consists of 10,000 shares of common stock, par value $10.00 per share, all of which are issued and outstanding. The authorized capital stock of F&G Brokerage, Inc. consists of 100,000 shares of common stock, par value
$1.00 per share, of which 10,000 shares are issued and outstanding. The membership interest in Fidelity & Guaranty
Assignment, LLC consists of $100.00.

          (c) All the issued and outstanding shares of the capital stock or other equity interests of each of the F&G
Subsidiaries are owned beneficially and of record by F&G
Life, free and clear of any Liens. All the issued and outstanding shares or other equity interests of each of the F&G Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding options, warrants, securities, rights
(preemptive or other), subscriptions, calls, or other agreements of any kind that give any Person the right to purchase or otherwise receive or be issued any of the shares of capital stock or other equity interests of any of the F&G
Subsidiaries, or any security convertible into or exchangeable for any shares of capital stock or other equity interests of any of the F&G Subsidiaries and no authorization therefor has been given. There are no voting arrangements with respect to the shares of capital stock or other equity interests of any of the F&G Subsidiaries.

          (d) Other than as set forth in Section 3.5(d) of Seller's Disclosure Schedule, there are no restrictions or limitations on the payment of dividends or other distributions by any of the F&G Subsidiaries other than as provided by statute or regulation.

          Section 3.6.   Financial Statements and Statutory Reports.
                         ------------------------------------------
            (a) Seller has previously furnished to Parent unaudited consolidated (i) balance sheets of F&G Life as of December 31, 1998, 1999 and 2000, and (ii) income statements of F&G Life for the years ended December 31, 1998, 1999 and 2000, each of which has been prepared on a basis consistent with GAAP, it being acknowledged, however, that F&G Life's status as a wholly owned indirect subsidiary of The St. Paul results in GAAP not requiring F&G Life's financial statements to include, among other things, footnotes and statements of changes in stockholders' equity and cash flows
(collectively, the "GAAP Financial Information").

          (b) Seller has previously furnished to Parent the following statutory statements, in each case together with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (collectively, the "Statutory Statements"): (i) the annual statements of F&G
Life and Thomas Jefferson Life as at December 31, 1998, 1999 and 2000, in each case as filed with the insurance regulatory authority of its jurisdiction of domicile, including the statutory basis financial statements of F&G
Life and Thomas Jefferson Life, as audited by KPMG LLP (the
"Audited Statutory Financial Statements"), as at December
31, 1998 and 1999, and (ii) the annual statements of each of F&G Life and Thomas Jefferson Life that were filed with respect to the years covered by the annual statements identified in (i) above in any jurisdiction (other than the jurisdiction of domicile of F&G Life and Thomas Jefferson
Life) that differ materially from the corresponding annual statements that were filed during such periods in the jurisdiction of domicile of F&G Life and Thomas Jefferson
Life.

          (c) Except as set forth in Section 3.6 of Seller's Disclosure Schedule, the GAAP Financial Information and Statutory Statements, respectively, present fairly, in all material respects, the GAAP and statutory financial condition and results of operations of F&G Life and Thomas Jefferson Life, as the case may be, for the periods therein specified, and were prepared, in all material respects, in conformity with GAAP (with respect to the GAAP Financial Information) and statutory accounting principles prescribed or permitted by the applicable insurance regulatory authority ("SAP") as in effect as of the date thereof (with respect to the Statutory Statements), in each case applied on a consistent basis during the periods presented, except as expressly set forth within the subject financial statements, and it being acknowledged that F&G Life's status as a wholly owned indirect subsidiary of The St. Paul results in GAAP not requiring F&G Life's financial statements to include, among other things, footnotes and statements of changes in stockholders' equity and cash flows. To the Knowledge of Seller, no material deficiency has been asserted in writing by any governmental authority with respect to any of the GAAP Financial Information or Statutory Statements.

          Section 3.7.   Undisclosed Liabilities.
                         -----------------------
            Except as set forth in Section 3.7 of the Seller's Disclosure Schedule, there were no liabilities of F&G Life or any of the F&G Subsidiaries as of December 31, 2000 that are of a type required to be disclosed on a consolidated balance sheet prepared in accordance with GAAP or SAP, as applicable, as in effect on the date thereof (it being acknowledged that F&G Life's status as a wholly owned indirect subsidiary of The St. Paul results in GAAP not requiring F&G Life's financial statements to include, among other things, footnotes and statements of changes in stockholders' equity and cash flows) except (a) policyholder benefits payable or other liabilities incurred in the ordinary course of business and consistent with past practice, or (b) as reflected in the GAAP Financial Information or Statutory Statements including the notes thereto. Since December 31, 2000, neither F&G Life nor any of the F&G Subsidiaries has incurred or become subject to any liabilities that are of a type required to be disclosed on a consolidated balance sheet (or, in the case of the Statutory Statements, in the notes related thereto) prepared in accordance with GAAP or SAP, as applicable, as in effect on December 31, 2000 (it being acknowledged that F&G Life's status as a wholly owned indirect subsidiary of The St. Paul results in GAAP not requiring F&G Life's financial statements to include, among other things, footnotes and statements of changes in stockholders' equity and cash flows), except (a) policyholder benefits payable or other liabilities incurred in the ordinary course of business and consistent with past practice, or (b) liabilities that, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

          Section 3.8.   Reserves
                         --------
            Except as set forth in Section 3.8 of the Seller's Disclosure Schedule, the reserves of each of F&G
Life and Thomas Jefferson Life reflected in the Statutory
Statements (a) were determined in accordance with generally recognized actuarial methods and standards, consistently applied, and were fairly stated in accordance with sound actuarial principles using prescribed morbidity and mortality tables and interest rates that are in accordance with the nature of the benefits specified, and (b) met the applicable requirements of the insurance laws and regulations of the State of Maryland and the State of New
York, as applicable.

          Section 3.9.   Title to Real Properties.
                         ------------------------
            (a) Neither F&G Life nor any of the F&G
Subsidiaries owns any real property (other than leasehold improvements relating to F&G Life's headquarters facilities). Section 3.9(a) of Seller's Disclosure Schedule sets forth a list of all real properties leased by F&G Life and each of the F&G Subsidiaries. Except as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, F&G Life or an F&G Subsidiary has good and valid leasehold estates in the real properties leased by F&G Life or any of the F&G Subsidiaries that are necessary for the conduct of F&G Life's Business as currently conducted, free and clear of all Liens that would adversely affect F&G Life's or any F&G Subsidiary's use of such real property.

          (b) Each of the leases relating to such real properties is in full force and effect, there is no default by F&G Life or any of the F&G Subsidiaries, as the case may be (or to the Knowledge of Seller, by the lessor) under any such lease, and each such lease will remain in full force and effect following the Closing without any modification in the rights or obligations of the parties under any such lease or sublease, in each case, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

          (c) To the Knowledge of Seller, no work has been performed on or with respect to or in connection with any such real property that has or would cause any such real property to become subject to any mechanic's, materialmen's, workmen's, repairmen's, carrier's or similar encumbrance currently aggregating or reasonably expected to aggregate in excess of $600,000.

          Section 3.10.  Material Contracts.
                         ------------------
            Except as indicated in Section 3.10(i) of Seller's Disclosure Schedule, Seller has made available to Parent for review copies of all written Contracts and written descriptions of all oral Contracts other than Contracts that by their terms cannot be disclosed. Section 3.10(i) of Seller's Disclosure Schedule contains a complete list of all Contracts in effect as of the date hereof.
There are no defaults under any Contract by F&G Life or any of the F&G Subsidiaries or, to the Knowledge of Seller, by any other party thereto the effect of which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. Except as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, each such Contract is in full force and effect and constitutes a legal, valid, and binding obligation of F&G Life or the relevant F&G Subsidiary, as the case may be (and to the Knowledge of Seller, each other party thereto), subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. Except as, individually or in the aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, none of Seller, F&G Life nor any F&G Subsidiary has received any notice, whether written or oral, of termination or intention to terminate from any other party to any such Contract.

          Section 3.11.  Employee Benefits.
                         -----------------
            Section 3.11 of Seller's Disclosure Schedule contains a true and complete list of each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefits plans, contracts, agreements or policies, whether or not subject to ERISA, including, without limitation, bonus plans, employment, consulting or other compensation agreements, incentive, equity or equity-based compensation, deferred compensation plans or arrangements, sale, disposition, change in control, termination or severance plans or arrangements, stock purchase plans and scholarship plans and programs, which cover the employees of F&G Life and the employees of the F&G Subsidiaries other than agreements by Seller or its affiliates with members of senior management of F&G Life that do not, and are not reasonably likely to, impose any obligations on F&G Life, any F&G Subsidiaries or Parent or any of its affiliates, and provided that Seller makes no representation regarding any arrangements or discussions that Parent or its affiliates may have had with executives or employees of F&G Life or any F&G Subsidiaries (the "Plans"). None of the Plans which are "pension plans" subject to Section 3(2) of ERISA are sponsored by F&G Life or the F&G Subsidiaries, and Section 3.11 of Seller's Disclosure Schedule separately identifies any Plans which are sponsored by F&G Life or any of the F&G Subsidiaries or any employment agreements to which F&G Life or any of the F&G Subsidiaries is a party (the "F&G Plans"). Seller has made available or delivered to Parent an accurate and complete copy of each such Plan and any amendments thereto, and to the extent applicable, of any related trust agreement or other funding instrument and the most recent Internal Revenue Service determination letter, if applicable. Each

Plan has been maintained in all material respects in accordance with its terms and in compliance with the applicable requirements of the Internal Revenue Code of 1986, as amended (the "Code"), ERISA and other applicable law. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and to the Knowledge of Seller, no circumstances exist that are likely to result in the revocation of any such favorable determination letter. F&G Life and the F&G Subsidiaries have not incurred, and do not expect to incur, any liability under Subtitle C or D of Title IV of ERISA (other than for PBGC premiums which have been paid in the ordinary course), or for failure to meet the requirements of Section 412 of the Code, with respect to any Pension Plan which is covered by Title IV of ERISA or with respect to any single-employer plan of any entity which is considered one employer with F&G Life under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate"). F&G Life and the F&G Subsidiaries have no obligation to contribute to, and have not incurred any withdrawal liability under, a multiemployer plan under Subtitle E of Title IV of ERISA (whether or not based on the contribution of an ERISA Affiliate). F&G Life has not been required to provide security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
Section 401(a)(29) of the Code. Within the 12-month period prior to the date hereof, no reportable event (within the meaning of Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed with respect to any Pension Plan which would result in a material liability to F&G Life or any F&G Subsidiary. There are no material actions, suits or proceedings pending against Seller, F&G Life or any F&G Subsidiary brought by or on behalf of any employee of F&G Life or any F&G Subsidiary relating to any Plan as of the date of this Agreement. Neither Seller nor F&G Life has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject F&G Life or any F&G Subsidiary to a tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Except as indicated in Section 3.11 of Seller's Disclosure Schedule, none of the Plans, including the F&G Plans, provide for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Except as indicated in Section
3.11 of Seller's Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of F&G Life or any F&G Subsidiary, (ii) increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan. There is no contract, plan or arrangement involving F&G Life or any F&G Subsidiary and covering any employee thereof that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by Parent, F&G Life or any F&G Subsidiary by reason of Section 280G of the Code.

          Section 3.12.  Employee Relations.
                         ------------------
            Neither F&G Life nor any of the F&G
Subsidiaries is or has within the past three years been a party to or bound by any collective bargaining agreement. Within the past three years, to the Knowledge of Seller, there have been no union organizing efforts in respect of F&G Life or any of the F&G Subsidiaries. There is no ongoing or, to the Knowledge of Seller, threatened strike, picket, work stoppage or work slowdown against F&G Life or any of the F&G Subsidiaries. There are no material complaints, charges or claims against F&G Life or any of the F&G Subsidiaries pending or, to the Knowledge of Seller, threatened to be brought or filed, with any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment or failure to employ by F&G Life or any of the F&G Subsidiaries, of any individual. Except as set forth in Section 3.12 of Seller's Disclosure Schedule, F&G Life and the F&G Subsidiaries are in compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. There has been no "mass layoff" or "plant closing" as defined by WARN with respect to F&G Life or any of the F&G Subsidiaries within the past three years.

          Section 3.13.  Insurance.
                         ---------
            Seller has made available to Parent for review, summaries of all material written insurance policies insuring the business of F&G Life and the F&G Subsidiaries.
All such insurance is in full force and effect and all premiums required to be paid thereunder have been paid.

          Section 3.14.  Intellectual Property.
                         ---------------------
            Section 3.14 of Seller's Disclosure Schedule contains a complete and accurate list of each (i) patent and patent application owned by F&G Life or any F&G Subsidiary,
(ii) registered trademark and service mark and applications therefor owned by F&G Life or any F&G Subsidiary, (iii) material unregistered trademark and service mark owned by F&G Life or any F&G Subsidiary, (iv) registered copyright owned by F&G Life or any F&G Subsidiary and (v) material license for any Intellectual Property of any other Person that is used in the conduct of F&G Life's Business or otherwise used in the conduct of the business, operations or affairs of F&G Life and the F&G Subsidiaries (excluding licenses for the use of non-customized commercially available third party software). Except for licenses for use of non-customized commercially available third party software and as indicated in Section 3.14 of Seller's Disclosure Schedule, to the Knowledge of Seller: (i) F&G Life or one of the F&G Subsidiaries is the owner, free and clear of any Lien, or has a valid license to use, all of the material Intellectual Property currently used for the conduct of F&G Life's Business and no such material licenses will be terminated or materially adversely affected by the consummation of the transactions contemplated by this Agreement; (ii) the rights of F&G Life or the F&G Subsidiaries in such Intellectual Property are valid and enforceable in all material respects; (iii) no written demand, claim, notice or action from any Person in respect of such material Intellectual Property which challenges or threatens to challenge the validity of, or the rights of F&G Life or any of the F&G Subsidiaries in, such material Intellectual Property has been made or threatened since January 1, 1998 or is currently outstanding; (iv) neither F&G Life nor any of the F&G Subsidiaries is in material violation or infringement of, or has materially violated or infringed, any Intellectual Property of any other Person in connection with the conduct of F&G Life's Business since January 1, 1998; (v) no written demand, claim or notice by any Person contesting the validity, enforceability, use or ownership of any of such material Intellectual Property has been made since January 1, 1998 or is currently outstanding; and (vi) no Person is infringing the rights of F&G Life or any F&G Subsidiary in any material Intellectual Property owned by any of them and currently used in the conduct of F&G Life's Business. Neither F&G Life nor any F&G Subsidiary has licensed any Intellectual Property owned, licensed or used by F&G Life or any F&G Subsidiary to any other Person other than to insurance producers of F&G Life and Thomas Jefferson Life in the ordinary course of business.

          Section 3.15.  Compliance with Laws; Governmental Authorizations.
                         -------------------------------------------------
            Except as indicated in Section 3.15(i) of Seller's Disclosure Schedule, neither F&G Life nor any of the F&G Subsidiaries is in violation of any statute, rule, regulation, judgment, order, decree, permit, concession, franchise, or other governmental authorization or approval currently in effect applicable to F&G Life's Business
(including, without limitation, insurance regulatory, environmental, occupational safety and health and employment discrimination laws and regulations currently in effect), the effect of which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse
Effect.  Except as set forth in Section 3.15(ii) of Seller's
Disclosure Schedule, neither F&G Life nor any of the F&G
Subsidiaries is a party to, bound by, or in default under, any stipulation, consent, decree, order or arbitration award
(or agreement entered into in any administrative, judicial, or arbitration proceeding with any Government Entity) currently in effect with any Government Entity requiring F&G
Life or any of the F&G Life Subsidiaries to take or refrain from taking any action, with such exceptions as, individually or in the aggregate, have not had or are not reasonably likely to have a Material Adverse Effect. Except as indicated in Section 3.15 of Seller's Disclosure
Schedule, since April 24, 1998, F&G Life and the F&G
Subsidiaries have conducted their business in compliance with all applicable Laws, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

          Section 3.16.  Litigation.
                         ----------
            Except as indicated in Section 3.16 of Seller's Disclosure Schedule, there is no Litigation (as defined below), or putative class action seeking certification as a class, pending or, to the Knowledge of Seller, threatened, against F&G Life or any of the F&G Subsidiaries, or against Seller, which has had or is reasonably likely to have a Material Adverse Effect or which questions the validity, or the due performance by Seller, of this Agreement. Except as indicated in Section 3.16 of Seller's Disclosure Schedule, there is no series of Litigation relating to the same conduct of Seller, F&G Life or any of the F&G Subsidiaries and arising out of a common set of operative facts pending or, to the Knowledge of Seller, threatened against Seller, F&G Life or any of the F&G Subsidiaries, which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect. As used in this Agreement, "Litigation" means any and all judicial, regulatory or administrative actions, suits, arbitrations, proceedings, or investigations (including, without limitation, any actions, proceedings or investigations under environmental, occupational safety and health and employment discrimination laws and regulations but excluding defenses of actions based on insurance or reinsurance claims in the ordinary course of business). There is no pending or, to the Knowledge of Seller, threatened (other than in customer complaints received in the ordinary course of business) Litigation or class actions alleging damages as a result of F&G Life or any of the F&G Subsidiaries (x) not registering or seeking to register with the Securities and Exchange Commission any index-linked deferred annuity contract or agreement, or (y) not treating personnel employed by Computer Science Corporation or any of its affiliates as employees of F&G Life or any F&G Subsidiaries.

          Section 3.17.  Taxes.
                         -----
            (a) Except as indicated in Section 3.17 of Seller's Disclosure Schedule: (i) all material Tax Returns that are required to be filed by F&G Life or any of the F&G Subsidiaries on or before the Closing Date have been or will be duly and timely (taking into account all applicable extensions) filed on or before the Closing Date, and all such Tax Returns are or will be true and complete in all material respects; (ii) all material Taxes shown to be due on the Tax Returns referred to in clause (i) have been or will be paid in full on or before the Closing Date or accrued and reflected on the GAAP Financial Information in accordance with GAAP and SAP; (iii) there is no claim, audit, action, suit, proceeding or investigation now pending, or to the Knowledge of Seller threatened against F&G Life or any of the F&G Subsidiaries with respect to any Tax for which F&G Life or any of the F&G Subsidiaries could be liable; (iv) no waivers of applicable statutes of limitation have been given with respect to any Tax Return filed by F&G Life or any of the F&G Subsidiaries and no power of attorney with respect to any Tax matter is currently in force; (v) there are no consolidated, combined, unitary or similar tax returns or reports that Seller or The St. Paul has filed or was required to file on behalf of F&G Life and the F&G Subsidiaries; (vi) with respect to all periods through the most recent fiscal quarter of F&G Life and the F&G Subsidiaries for which Tax Returns have not yet been filed or for which Taxes are not yet due or owing, F&G Life and the F&G Subsidiaries have made due and sufficient current accruals for such Taxes in accordance with GAAP; and
(vii) as of the Closing Date, neither F&G Life, nor any of the F&G Subsidiaries, will be a party to, will be bound by, or will have any obligation under, any tax sharing agreement or similar agreement or arrangement except for any tax sharing agreement between F&G Life and Thomas Jefferson Life and any obligations arising from a tax sharing agreement between F&G Life and USF&G Corporation.

          (b) Except as disclosed in Section 3.17 of the Seller's Disclosure Schedule, F&G Life and each of the F&G
Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and have paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under any applicable Tax laws.

          (c) Except as indicated in Section 3.17 of Seller's Disclosure Schedule, neither F&G Life nor any of the F&G Subsidiaries, nor Seller on behalf of F&G Life or any of the F&G Subsidiaries has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by F&G Life or any of the F&G Subsidiaries, (B) agreed with any taxing authority in writing or is required to make any adjustments in taxable income for any Tax period beginning on or after the Closing Date pursuant to Section 481(a) or Section 807(f) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by F&G Life or any of the F&G Subsidiaries or has any knowledge that the IRS has proposed in writing any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any such changes in accounting methods, (C) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date with respect to F&G Life or any of the F&G Subsidiaries, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

          (d)  Seller is not a foreign person within the meaning of
Section 1445 of the Code.

          (e) Neither F&G Life nor any of the F&G Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

          (f) There are no liens as a result of any unpaid Taxes upon any of the assets of F&G Life or any of the F&G
Subsidiaries.

          (g) No claim has been made by a taxing authority in a jurisdiction where F&G Life or any of the F&G Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction.

          (h) As of December 31, 2000, neither F&G Life nor Thomas Jefferson Life has any balance in its "policyholders' surplus account," as that term is defined in section 815 of the Code.

          (i) As of December 31, 1999, F&G Life had a remaining deferred ordinary tax loss of $29,766,915 from the previous sale of the Founder's Building to an affiliate. No asset has been established by F&G Life for the tax benefit that may be realized by F&G Life from the restoration of such loss in taxable years after 2000. The sale of F&G Life pursuant to this agreement will result in the full restoration of any remaining deferred ordinary tax loss to F&G Life arising from the sale of the Founder's Building.

          (j) The exclusive remedy for breaches of any representations and warranties contained in this Section
3.17 shall be pursuant to the indemnification provisions of
Section 6.1 hereof.

          Section 3.18.  Conduct of Business Since December 31, 2000.
                         -------------------------------------------
            Since December 31, 2000, except as indicated in
Section 3.18 of Seller's Disclosure Schedule or indicated or reflected in the GAAP Financial Information or Statutory
Statements, except for the repayment by F&G Life to Seller of the Prepaid Note and except for matters arising out of or relating to this Agreement and the transactions contemplated hereby, through the date hereof (x) F&G Life and the F&G
Subsidiaries have conducted F&G Life's Business only in the ordinary course of business and in substantially the same manner in which it previously has been conducted, and (y) there has not been any:

          (a) Material Adverse Effect or any change in the financial condition, business or results of operations of F&G Life or any of the F&G Subsidiaries or, to the Knowledge of Seller, any other event that has occurred since December 31, 2000, in each case that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

          (b) (i) change in the authorized or issued capital stock of F&G Life or the authorized or issued capital stock or other equity interests of any of the F&G Subsidiaries; (ii) grant of any stock option, warrant, or other right to purchase shares of capital stock of F&G Life or to purchase shares of capital stock or other equity interests of any of the F&G
Subsidiaries; (iii) issuance of any security convertible into the capital stock of F&G Life or the capital stock or other equity interests of any of the F&G Subsidiaries; (iv) grant of any registration rights in respect of the capital stock of F&G Life or the capital stock or other equity interests of any of the F&G Subsidiaries; (v) reclassification, combination, split, subdivision, purchase, redemption, retirement, issuance, sale, or any other acquisition or disposition, directly or indirectly, by F&G
Life of any shares of the capital stock thereof or by any of the F&G Subsidiaries of any shares of the capital stock or other equity interests thereof; (vi) amendment of any term of any outstanding security of F&G Life or any of the F&G
Subsidiaries; (vii) declaration, setting aside or payment of any dividend (whether in cash, securities or other property) or other distribution or payment in respect of the shares of the capital stock of F&G Life or shares of the capital stock or other equity interests of any of the F&G Subsidiaries; or
(viii) sale or pledge of any stock or other equity interests owned by F&G Life or any of the F&G Subsidiaries except in the ordinary course of administering F&G Life's and Thomas
Jefferson Life's investment portfolio;

          (c) (i) amendment or other change in the certificate of incorporation or by-laws or other organizational documents of F&G Life or any of the F&G Subsidiaries; (ii) merger or consolidation by F&G Life or any of the F&G Subsidiaries with or into any other Person; (iii) subdivision or reclassification of any shares of the capital stock of F&G
Life or shares of the capital stock or other equity interests of any of the F&G Subsidiaries; or (iv) change or agreement to change in any manner the rights of the outstanding capital stock of F&G Life or the outstanding capital stock or other equity interests of any of the F&G
Subsidiaries;

          (d) material change in the policies, practices or principles of F&G Life or any of the F&G Subsidiaries with respect to accounting, reserving, hedging, taxes, financial reporting, actuarial, investing or otherwise engaging in derivatives transactions, underwriting or claims administration, including any material change in any method of calculating or estimating any bad debt, contingency insurance or other reserve for financial reporting purposes or for any other tax or accounting purpose (other than any change required by GAAP, SAP, the American Academy of Actuaries, or applicable Law);

          (e) agreement entered into or amended by F&G Life or any of the F&G Subsidiaries with any labor union or association representing any employee, or regarding any wage or salary increase or bonus or other compensation (other than in the ordinary course of business consistent with past practice) with respect to any officers, directors, employees, agents or consultants of F&G Life or any of the F&G Subsidiaries, or any adoption or amendment of any stock option, employment agreement, executive compensation plan, severance pay, 401(k) plan, retirement plan, stay bonus, change of control plan or agreement, employee stock ownership plan or any other employee benefit plan of The St. Paul, F&G Life or any of the F&G Subsidiaries, with respect to any officers, directors, employees, agents or consultants of F&G Life or any of the F&G Subsidiaries, other than agreements by Seller or its affiliates with members of senior management of F&G
Life that do not impose any obligations on F&G Life, any F&G
Subsidiaries or Parent or any of its affiliates, an amendment required by Law or as generally adopted or amended with respect to employees of Seller, or any plan or commitment to do any of the foregoing and provided that Seller makes no representation regarding any arrangements or discussions that Parent or its affiliates may have had with executives or employees of F&G Life or any F&G Subsidiaries;

          (f) other contract, agreement or transaction entered into by F&G Life or any of the F&G Subsidiaries that both (i) materially increases the liabilities of F&G Life and the F&G
Subsidiaries taken as a whole and (ii) is not in the ordinary course of business;

          (g) Lien created on any of the assets of F&G Life or any F&G Subsidiary or any Lien assumed by F&G Life on any F&G
Subsidiary with respect to any of such assets which Lien relates to liabilities individually or in the aggregate exceeding (or reasonably likely to exceed) $2,000,000;

          (h) cancellation without reasonable consideration of any material liability that is of a type required to be disclosed on a consolidated balance sheet (or in the notes related thereto) prepared in accordance with GAAP or SAP, as applicable, owed to F&G Life or any F&G Subsidiary by any other Person except in the ordinary course of business;

          (i) write-off or write-down of, or any determination to write-off or write-down, any assets (other than any statutory write-down of investment assets) of F&G Life or any F&G Subsidiary or any portion thereof, except for write-offs or write-downs that do not exceed $500,000 individually or in the aggregate or for write-offs or write-downs in the ordinary course of business and consistent with past practice;

          (j) sale, transfer, or conveyance of any investments, or any other assets, of F&G Life or any F&G Subsidiary with a book value, individually or in the aggregate, in excess of $500,000, except in the ordinary course of business and consistent with past practice;

          (k) expenditure or commitment for additions to property, plant, equipment, or other tangible or intangible capital assets of F&G Life or any F&G Subsidiary which exceeds
$2,000,000 individually or in the aggregate;

          (l) making or recission of any material election relating to Taxes, settlement or compromise of any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, change to any of F&G Life's or any F&G Subsidiary's material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income tax return;

          (m) decrease in the amount, or any change in the nature, of the insurance in force written by F&G Life or Thomas
Jefferson Life or any material change in the amount or nature of the statutory reserves or other similar amounts of F&G Life or Thomas Jefferson Life with respect to insurance contracts, in each case which decrease or change, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

          (n) amendment or introduction (other than as contemplated by this Agreement) by F&G Life or Thomas Jefferson Life of any insurance contract issued by F&G Life or Thomas
Jefferson Life other than in the ordinary course of business and consistent with past practice;

          (o) change outside the ordinary course of business in any marketing relationship between F&G Life or Thomas Jefferson
Life and any Person through which F&G Life or Thomas
Jefferson Life sells insurance contracts, which change, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; or

          (p) agreement (whether written or oral and express or implied) by F&G Life or any of the F&G Subsidiaries to do any of the foregoing (b) through (o).

          Section 3.19.  Brokers.
                         -------
            All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of Seller, The St. Paul or F&G Life in such manner as to give rise to any claim for any brokerage or finder's commission, fee or similar compensation, except for Goldman, Sachs &
Co., whose fees and expenses in respect thereof shall be paid by Seller.

          Section 3.20.  Regulatory Filings.
                         ------------------
            Seller has heretofore made available for inspection by Parent (i) with respect to F&G Life and the F&G Subsidiaries, each material registration, filing or submission of F&G Life and each of the F&G Subsidiaries with any Government Entity, (ii) each annual statement filed with or submitted to the Maryland or New York insurance regulatory authorities by F&G Life or Thomas Jefferson Life, and (iii) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of F&G Life or, as applicable, any of the F&G Subsidiaries, issued by any state insurance regulatory authority, in any case, since December 31, 1997. To the Knowledge of Seller, all material deficiencies or violations noted in the examination reports described in clause (iii) above have been resolved to the material satisfaction of the insurance department that noted such deficiencies or violations. Except as set forth in Section 3.20 of Seller's Disclosure Schedule, F&G Life and the F&G Subsidiaries have each filed all reports, statements, documents, registrations, filings or submissions required to be filed with any governmental or regulatory body since December 31, 1997, all such registrations, reports, statements, documents, filings and submissions were in compliance with applicable law when filed, and no deficiencies have been asserted by any such governmental or regulatory body with respect to such registrations, filings or submissions that have not been satisfied, in each case, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. As of the date hereof, neither F&G Life nor Thomas Jefferson Life is a "commercially domiciled insurer" under the laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

          Section 3.21.  Permits.
                         -------
            F&G Life and Thomas Jefferson Life are licensed to write life insurance policies and annuity contracts in the jurisdictions indicated by their names in Section 3.21(i) of Seller's Disclosure Schedule. Except as indicated in Section 3.21(ii)(B) of Seller's Disclosure Schedule, all permits, licenses, approvals, franchises, authorizations, exemptions, classifications, registrations, and similar documents or instruments issued by any Government Entity to F&G Life or any other F&G Subsidiary, the loss, revocation, termination or expiration of which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect, are listed in
Section 3.21(ii) of Seller's Disclosure Schedule (collectively, the "Permits"). All Permits are valid and in full force and effect, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. F&G Life and the F&G Subsidiaries are in compliance in all material respects with all terms required for the continued effectiveness of each such Permit, and there is no pending or, to the Knowledge of Seller, threatened, revocation or involuntary non-renewal of any such Permit. Except as indicated in
Section 3.21 of Seller's Disclosure Schedule, no material permit, license, approval, franchise, authorization, exemption, classification, registration or similar document or instrument, in addition to the Permits currently held by F&G Life or any F&G Subsidiary, is required to be held by F&G Life or any F&G Subsidiary to conduct F&G Life's Business as it is now conducted in all material respects. Assuming that the consents and approvals identified in
Section 3.3 of Seller's Disclosure Schedule are obtained, none of such Permits are reasonably likely to be materially adversely affected by consummation of the transactions contemplated hereby.

          Section 3.22.  Insurance Producers.
                         -------------------
            (a) Except as indicated in Section 3.22 of Seller's Disclosure Schedule, to the Knowledge of Seller, each insurance producer, managing general agent, broker, solicitor, and customer representative, including without limitation salaried employees of F&G Life or any F&G Subsidiaries performing the duties of insurance producer, managing general agent, broker, solicitor or customer representative (collectively, "F&G Producers"), at the time such F&G Producer wrote, sold, or produced business, or performed such other act that may require a producer's, solicitor's, broker's or other insurance license for F&G Life or any F&G Subsidiary, was duly licensed and appointed, where required, as an insurance producer (for the type of business written, sold, or produced by such insurance producer, managing general agent, broker, solicitor, or customer representative) in the particular jurisdiction in which such F&G Producer wrote, sold, produced, solicited, or serviced such business, as may be required by the various states, in each case, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

          (b)  Except as indicated in Section 3.22 of Seller's
Disclosure Schedule, to the Knowledge of Seller, no F&G
Producer is in violation (or with or without notice or lapse of time or both, would be in violation) of any term or provision of any Law or any writ, judgment, decree, injunction, or similar order applicable to the writing, sale, or production of business for F&G Life or any F&G
Subsidiary, in each case with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

          Section 3.23.  Insurance Matters.
                         -----------------
            (a)  Except as indicated in Section 3.23 of
Seller's Disclosure Schedule, all policy forms issued by F&G Life and the F&G Subsidiaries, and all amendments, applications, brochures, illustrations and certificates pertaining thereto have, where required by applicable Law, been approved by all applicable Government Entities or filed with and not objected to by such Government Entities within the period provided by applicable Law for objection, subject to such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. Except as indicated in Section
3.23 of Seller's Disclosure Schedule, all such forms comply in all material respects with, and have been administered in all material respects in accordance with, applicable Law. Any rates of F&G Life or any of the F&G Subsidiaries which are required to be filed with or approved by any Government Entity have been so filed or approved, and the rates used by F&G Life or any of the F&G Subsidiaries conform in all material respects thereto subject to such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect. Except as indicated in Section 3.23 of Seller's Disclosure Schedule, any contract or agreement to which F&G Life or any of the F&G Subsidiaries is a party and which is required to be filed with or approved by any Government Entity has been so filed or approved subject to such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.

          (b) All insurance contract benefits payable by or on behalf of F&G Life or any F&G Subsidiary have in all material respects been paid in accordance with the terms of the insurance contracts under which they arose, except for such benefits for which F&G Life or the applicable F&G Subsidiary believes there is a reasonable basis to contest payment.

          Section 3.24.  Cancellations.
                         -------------
            Since December 31, 2000, no Person or group of Persons acting in concert writing, selling or producing insurance business which in the aggregate accounted for $25,000,000 or more in annuity premium or $10,000,000 or more in life insurance premium of F&G Life's Business for the year ended December 31, 2000 has terminated or substantially reduced its relationship with F&G Life or any F&G Subsidiary. Since December 31, 2000, no policyholder or group of policyholders acting in concert has withdrawn or given notice of its intent to withdraw funds under any insurance contract to which F&G Life or any F&G Subsidiary is a party in excess of $100,000,000.

          Section 3.25.  Environmental Matters.
                         ---------------------
            (a)  Except as, individually or in the
aggregate, has not had and is not reasonably likely to have a Material Adverse Effect, to the Knowledge of Seller: (i) F&G Life and the F&G Subsidiaries possess all permits, licenses and other authorizations required by Environmental Laws ("Environmental Permits") and all properties owned, operated or leased by or for F&G Life or the F&G Subsidiaries are in compliance with all applicable Environmental Laws and Environmental Permits; (ii) neither F&G Life nor any of the F&G Subsidiaries has received any written notice, complaint or other written communication from any Government Entity or other Person alleging the violation of or potential liability under any applicable Environmental Laws other than for matters that have been resolved prior to the date hereof; (iii) neither F&G Life nor any of the F&G Subsidiaries is subject to any pending or threatened judicial or administrative proceeding or governmental investigation or subject to any outstanding court order, administrative order or decree arising under any Environmental Law; (iv) neither F&G Life nor any of the F&G Subsidiaries has incurred any liability in connection with a release, spill, or leak of Hazardous Substances; and
(v) neither F&G Life nor any of the F&G Subsidiaries generated, stored, used, transported or disposed of any Hazardous Substance except as permitted under applicable Environmental Laws.

          (b) This Section 3.25 constitutes the sole representation and warranty of Seller with respect to any Environmental Law or Hazardous Substance notwithstanding any other representation or warranty in this Article III.

          Section 3.26.  Intercompany Liabilities.
                         ------------------------
            All material intercompany agreements,
liabilities, loans, advances, payables and receivables between Seller or any affiliate of Seller (other than F&G Life and the F&G Subsidiaries), on the one hand, and F&G Life or any F&G Subsidiary, on the other hand, in effect as of March 31, 2001, other than receivables and payables relating to the issuance of annuities and funding agreements by F&G Life or Thomas Jefferson Life in connection with the Structured Settlements Program and those in respect of the F&G Life guaranteed investment contract held by the trustee for the Section 401(k) plan established for employees of The St. Paul and its affiliates are listed in Section 3.26 of Seller's Disclosure Schedule. Since March 31, 2001, neither F&G Life nor any of the F&G Subsidiaries has (x) entered into any material intercompany agreement with, or (y) incurred any material intercompany obligations owing to, Seller or any affiliate of Seller (other than F&G Life and the F&G Subsidiaries), in the case of clause (y) other than in the ordinary course of business consistent with past practice.

          Section 3.27.  Investments.
                         -----------
            F&G Life and Thomas Jefferson Life have good and valid title, in each case in all material respects, to all debentures, notes, stocks, securities, and other assets that are of a type required to be disclosed in Schedules B through DB of its annual statement and that are owned by it. F&G Life and each F&G Subsidiary have good and valid title free and clear of all Liens, in each case in all material respects, to all debentures, notes, stocks, securities, and other similar assets that are owned by it.

          Section 3.28.  Minute Books.
                         ------------
            The minute books of F&G Life and each F&G
Subsidiary have previously been made available to Parent for inspection, and, except as set forth in Section 3.28 of Seller's Disclosure Schedule, such minute books are complete in all material respects and reflect all material board and stockholder actions since December 31, 1991.

          Section 3.29.  Insurance Products.
                         ------------------
            Except as set forth in Section 3.29 of Seller's Disclosure Schedule: (i) F&G Life and each of the F&G Subsidiaries have substantially complied with all applicable reporting, withholding and disclosure requirements under the Code, including, but not limited to, those regarding distributions with respect to insurance contracts issued, entered into or sold by it and have reported the distributions under such contracts substantially in accordance with Section 72, 7702, and 7702A of the Code;
(ii) each insurance contract issued, entered into, or sold by F&G Life or any F&G Subsidiary (whether developed by, administered by, or reinsured with any unrelated third party) qualifies as a life insurance contract or an annuity contract, as applicable, under the federal Tax laws, including, without limitation, under Sections 72, 817(h), and 7702 of the Code and their underlying regulations; (iii) the insurance contracts are not modified endowment contracts within the meaning of Section 7702A of the Code unless and to the extent the holders of the policies have been notified of their classification; (iv) F&G Life and Thomas Jefferson Life are treated, for federal Tax purposes, as the owners of the assets underlying the respective insurance contracts that F&G Life and Thomas Jefferson Life have issued, entered into or sold; (v) each insurance contract issued, entered into or sold by F&G Life or any F&G Subsidiary (whether developed by, administered by or reinsured with, any unrelated third party) which is provided under or connected with either a plan described in Section 401(a), 403(a), 403(b), 408 or 457 or any similar provision of the Code has been endorsed, administered and otherwise is in substantial compliance with the requirements of the Code applicable to such contract, and there are no nonexempt prohibited transactions within the meaning of Section 4975 of the Code with respect to such contracts (other than such non-exempt prohibited transactions or violations that arise to the extent that, for these purposes, F&G Life or Thomas Jefferson Life may be holding "plan assets" in or may be a "fiduciary" with respect to its general account); (vi) there are no "hold harmless", Tax sharing or indemnification agreements respecting the Tax qualification or treatment of any product or plan sold, issued, entered into or administered by F&G Life or any F&G Subsidiary (whether developed by, administered by, or reinsured with any unrelated third party); and (vii) the insurance reserves set forth in the federal income tax returns filed by F&G Life have been determined in all material respects in accordance with Section 807 or 846 of the Code, as applicable.

          Section 3.30.  No Other Representations or Warranties.
                         --------------------------------------
            (a) Except for the representations and
warranties contained in this Article Three, none of Seller, F&G Life or any of the F&G Subsidiaries, any advisor to any Person referred to in this paragraph (a) or any other Person makes any express or implied representation or warranty on behalf of Seller, F&G Life or the F&G Subsidiaries, and Seller hereby disclaims any such representation or warranty whether by Seller, The St. Paul, F&G Life any of the F&G Subsidiaries or any of the respective affiliates, officers, directors, employees, agents or representatives of any Person referred to in this subparagraph (a) or by any other Person.

          (b) In particular, without limiting the foregoing disclaimer, none of the following shall be deemed to constitute a representation or warranty of any Person referred to in paragraph (a) of this Section 3.30: (i) any information set forth in the Fidelity & Guaranty Life Insurance Company 2000-2003 Business Plan (December 1, 2000) distributed in connection with the proposed sale of F&G Life, (ii) any financial projection or forecast relating to the F&G Life's Business, (iii) any information set forth in the Milliman and Robertson, Inc. actuarial appraisals of F&G Life and Thomas Jefferson Life, dated as of December 31, 1999 and December 31, 2000, respectively, or (iv) any oral or written information presented to Parent during any management presentation, including any question and answer session thereto. With respect to any projection or forecast delivered by or on behalf of Seller to Parent, Parent acknowledges that (A) there are uncertainties inherent in attempting to make such projections and forecasts, (B) it is familiar with such uncertainties, (C) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and (D) it shall have no claim against any Person with respect thereto other than a claim for fraud or bad faith.

                          ARTICLE FOUR

             Representations and Warranties of Parent
             ----------------------------------------

               Parent represents and warrants to Seller as follows:

          Section 4.1.   Corporate Status and Authority;
                         Qualification; Parent Shares.
                         ----------------------------

          (a) (x) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of England and Wales, and (y) Parent has full right, power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and the other Transaction
Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of Purchaser and Note Purchaser is, or will be as of the Escrow
Closing, a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and each of Purchaser and Note Purchaser has, or will have as of the Escrow Closing, full right, power and authority and has taken, or will have taken as of the Escrow
Closing, all corporate action necessary in order to execute and deliver this Agreement and the other Transaction
Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. No vote of the holders of Parent Shares is necessary to approve this Agreement, the other Transaction Agreements and the transactions contemplated hereby or thereby. This Agreement has been, and the other Transaction Agreements to which Parent is a party when executed and delivered will be, duly executed and delivered by Parent, and this Agreement is, and each of the other Transaction Agreements to which it is a party when executed and delivered will be, the legal, valid and binding obligation of Parent enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles. This
Agreement and the other Transaction Agreements to which it is a party when executed and delivered will be duly executed and delivered by each of Purchaser and Note Purchaser, and this Agreement and each of the other Transaction Agreements to which it is a party when executed and delivered will be the legal, valid and binding obligation of each of Purchaser and Note Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          (b) Parent has full power and authority to conduct its business and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned or leased and operated, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Parent
Material Adverse Effect. Parent has made available to Seller a complete and correct copy of Parent's memorandum and articles of association, as amended to date. Parent's memorandum and articles of association so delivered are in full force and effect.

          (c) As of April 24, 2001, the authorized share capital of Parent consists of 600,000,000, which is made up of 6,000,000,000 ordinary shares of 10 pence each ("Parent
Shares"), of which 3,552,192,468 Parent Shares are issued and outstanding. All of the outstanding Parent Shares have been duly authorized and validly allotted and issued and are fully paid or credited as fully paid. Except for rights created pursuant to this Agreement and except as set out in the Preliminary Offering Circular or Section 4.1(c) of
Parent's Disclosure Schedule, Parent has not granted any Person the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security giving rise to a right over the capital of Parent or any Parent Subsidiary under any option or other agreement (including conversion rights and rights of preemption). None of the Initial Parent Shares or Reference Date Shares, if any, will be issued in violation of the preemptive rights of any holder of Parent Shares.
The Initial Parent Shares and Reference Date Shares, if any, will rank pari passu with the outstanding Parent Shares and the Parent Shares conform to the descriptions thereof contained in the Preliminary Offering Circular. The Initial
Parent Shares and the Reference Date Shares, if any, will not be subject to calls for further funds (and holders thereof will not be subject to any personal liability in respect of the debts and obligations of Parent by reason of being a holder of Parent Shares). Except as set forth in this Agreement or the Preliminary Offering Circular, there are no restrictions upon the voting or transfer of any of the Parent Shares pursuant to Parent's memorandum and articles of association, English company law or any agreement or other instrument to which Parent or any of its subsidiaries is a party or by which any of them may be bound.

          (d) Prior to the Escrow Closing, Parent will have taken all necessary action (save for obtaining Listing) to permit it to issue the number of Initial Parent Shares required to be issued pursuant to Article One. The Initial Parent Shares and the Reference Date Shares, if any, when issued, will be duly authorized, validly allotted and issued and fully paid or credited as fully paid. The Initial Parent Shares will
(i) when issued be free and clear of any Liens (other than Liens expressly created or permitted by Seller), (ii) on the next Business Day following the Escrow Closing Date be admitted to Listing and (iii) be approved for listing on all other stock exchanges on which Parent Shares are then listed
(subject only to official notice of issuance).  The
Reference Date Shares, if any, when issued, will be (i) free and clear of any Liens (other than Liens expressly created or permitted by Seller), (ii) admitted to Listing and admitted to trading on the LSE and (iii) approved for listing on all other stock exchanges on which Parent Shares are then listed (subject only to official notice of issuance).

          Section 4.2.   Non-Contravention.
                         -----------------
            Subject to the obtaining of certain consents or approvals indicated in Section 4.3 of this Agreement or
Section 4.2 of Parent's Disclosure Schedule, the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party by each of Parent, Purchaser and Note Purchaser and the consummation by Parent, Purchaser and Note Purchaser of the transactions contemplated hereby and thereby will not (x) contravene, conflict with, or constitute or result in a breach or violation of (i) any Laws to which Parent, any of the Parent Principal Subsidiaries, Purchaser or Note Purchaser (or any of their respective assets) is subject, or (ii) any provision of the memorandum, articles of association, certificate of incorporation, by-laws or other organizational documents of Parent, any of the Parent Principal Subsidiaries, Purchaser or Note Purchaser or (y) violate, conflict with, result in a breach of, constitute (or with notice or upon the expiration of applicable grace or cure periods or both constitute) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel or require any notice under any agreement, contract, lease, license or instrument to which Parent, any of the Parent Principal Subsidiaries, Purchaser or Note Purchaser is a party or by which any of them are bound or to which any of their properties or assets is subject, or create any Liens on any properties or assets owned by Parent, any of the Parent Principal Subsidiaries, Purchaser or Note Purchaser, in the case of clauses (x)(i) and (y), the effect of which, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

          Section 4.3.   Government Approvals, Consents and Filings.
                         ------------------------------------------
            No consent, approval, authorization, order, filing, registration or notification is required to be obtained by Parent, any of the Parent Principal
Subsidiaries, Purchaser or Note Purchaser from, or made or given by Parent, any of the Parent Principal Subsidiaries, Purchaser or Note Purchaser to, any Governmental Entity in connection with the execution, delivery and performance of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby or by any agreement entered into pursuant hereto, except (u) announcements required by Law, (v) filings with the Federal Trade Commission and the Department of Justice as may be required with respect to the acquisition of the Shares by Purchaser, pursuant to HSR, and the expiration or early termination of the waiting period thereunder, (w) filings of preacquisition statements required by applicable state insurance holding company systems laws, (x) acquisition of control filings in all jurisdictions indicated in Section 4.3 of Parent's Disclosure Schedule,
(y) any approval for Listing or listing on all other stock exchanges on which Parent Shares are listed and (z) as otherwise indicated in Section 4.3 of Parent's Disclosure
Schedule.

          Section 4.4.   Parent Subsidiaries.
                         -------------------
            The Parent Principal Subsidiaries (x) are duly organized, validly existing under, and in good standing under, the laws of their respective jurisdictions of organization, (y) with full power and authority to conduct their respective businesses as they are now being conducted and to own or lease and operate their respective properties as and in the places where such businesses are now conducted and such properties are now owned or leased and operated, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect. To the Knowledge of Parent, the Parent Principal Subsidiaries are qualified or otherwise authorized to do business in each jurisdiction in which the character of the properties owned or held under lease or license or the character of any of the Parent Principal Subsidiaries' businesses requires such qualification or authorization, except where the failure to so qualify or be so authorized, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect.

          Section 4.5.   Consents.
                         --------
            Except as disclosed in the Preliminary Offering Circular or as, individually or in the aggregate, has not had and is not reasonably likely to have a Parent Material Adverse Effect, (a) Parent and each of the Parent Principal Subsidiaries has carried on and is carrying on its business and operations so that there have been no breaches of applicable laws, regulations and by-laws (including the rules and regulations, whether statutory or otherwise, of any regulatory authority by which any member is bound) in each country in which its business and operations is carried on and (b) all consents, approvals, authorizations, orders, filings, registrations, notifications, permits, certificates, licences and clearances (each an "Authorization") of or with any court or governmental, regulatory or supranational agency or body, any taxation authority or any stock exchange authority, the Commission of the European Union or any court, agency body or other institution having jurisdiction over Parent or any of the Parent Principal Subsidiaries (each an "Agency") required to be procured in order to engage in the business currently conducted by Parent or any of the Parent Principal Subsidiaries or required to own or lease its properties and operate the business currently conducted by Parent or any of the Parent Principal Subsidiaries on and from the properties and other assets and to conduct its businesses (w) have been, or will have been prior to the Escrow Closing Date, obtained or made and are or will, prior to the Escrow Closing Date, be in full force and effect, (x) are not limited in duration (unless it is normal for such Authorizations to be limited in duration), (y) have been fulfilled and performed and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other impairment of the rights of the holder of any such Authorization and (z) to the Knowledge of Parent, there is no reason to believe that any Agency is considering limiting, suspending, revoking or refusing to renew any Authorization.

          Section 4.6.   Absence of Defaults.
                         -------------------
            No event has occurred and is subsisting or, to the Knowledge of Parent, is about to occur, which constitutes or would (with the expiry of any applicable grace period or the fulfilment of any condition or the giving of any notice or the compliance with any other formality) constitute, a default under or result in the acceleration by reason of default of, any obligations under any agreement (including its articles of association), undertaking or arrangement, bond, indenture, mortgage, deed of trust, loan or credit agreement, licence, note, lease or other agreement or instrument (including any note, debenture or other evidence of indebtedness) to which Parent or any of the Parent Principal Subsidiaries is a party or by which it may be bound or and to which its assets are subject and which is, in any case, material to Parent and the Parent Principal Subsidiaries taken as a whole (collectively, "Agreements and Instruments").

          Section 4.7.   Preliminary Offering Circular.
                         -----------------------------
            (a) All statements of fact contained in the Preliminary Offering Circular, which is attached to Section
4.7 of Parent's Disclosure Schedule, as of its date are true and accurate in all material respects and not misleading and all forecasts and estimates contained therein are as of its date made on reasonable grounds, are based on reasonable assumptions, are fair and honestly held and have been made after due and careful inquiry and consideration. There is no information which has not been disclosed in the Preliminary Offering Circular the omission of which makes any statement therein misleading as of its date or which in the context of the offering of the Bonds (as defined in the Preliminary Offering Circular), is material for disclosure therein as of its date.

          (b) The Preliminary Offering Circular, as of its date, contains all information with respect to Parent and the Parent Subsidiaries and the Parent Shares which is material in the context of the offering of the Bonds (including all information required by English law and Cayman Islands law and the information which, according to the particular nature of Parent and the Parent Shares, is necessary to enable investors and their professional advisers to make an informed assessment of the assets and liabilities, financial position, profits and losses, and prospects of Parent and of the rights attaching to the Parent Shares in accordance with section 146 of the United Kingdom Financial Services Act
1986).

          (c) Subject to paragraph (e) below, the opinions and intentions expressed in the Preliminary Offering Circular, as of its date, are honestly held, have been reached after considering all relevant circumstances of which the Parent is aware and are based on reasonable assumptions.

          (d) All reasonable inquiries have been made by Parent to ascertain the facts, information and statements in the Preliminary Offering Circular, as of its date, and to verify the accuracy of all such facts, information and statements as of the date of such document.

          (e) For the avoidance of any doubt, no representation or warranty is made by Parent that the transactions described in the Preliminary Offering Circular will be consummated.

          Section 4.8.   Parent Financial Statements.
                         ---------------------------
            The consolidated financial statements of Parent and the Parent Subsidiaries appearing in the Preliminary Offering Circular (the "Parent Financial Statements") were prepared (except to the extent, if any, disclosed therein) in accordance with generally accepted accounting principles prevailing in, and pursuant to the relevant laws of, the United Kingdom, consistently applied and present a true and fair view of the financial position of Parent and the Parent Subsidiaries as of the dates, and the results of operations and cash flow information of Parent and the Parent Subsidiaries for the periods, in respect of which they have been prepared. Parent maintains a system of internal financial and accounting controls which is, in its reasonable opinion, sufficient to provide assurance that transactions and assets are recorded as necessary to permit preparation of complete and accurate returns and reports to regulatory bodies as and when required by them, and financial statements in conformity with generally accepted accounting principles prevailing in the United Kingdom.

          Section 4.9.   Pro Forma Financial Information.
                         -------------------------------
            The pro forma financial information set out in the Preliminary Offering Circular has been prepared after due careful inquiry by Parent on the basis set out in the Preliminary Offering Circular.

          Section 4.10.  Undisclosed Liabilities.
                         -----------------------
            To the Knowledge of Parent, except as set forth in Section 4.10 of Parent's Disclosure Schedule, there were no liabilities of Parent or any of the Parent Subsidiaries as of December 31, 2000 that are of a type required to be disclosed on a consolidated balance sheet (or in the notes related thereto) prepared in accordance with U.K. GAAP, as in effect on the date thereof except as reflected in the consolidated financial statements of the Parent and the Parent Subsidiaries appearing in the Preliminary Offering Circular. To the Knowledge of Parent, since December 31, 2000, neither Parent nor any of the Parent Subsidiaries has incurred or become subject to any liabilities that are of a type required to be disclosed on a consolidated balance sheet (or in the notes related thereto) prepared in accordance with U.K. GAAP as in effect on December 31, 2000, except liabilities that, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

          Section 4.11.  No Parent Material Adverse Change.
                         ---------------------------------
            Except as indicated in the Preliminary Offering
Circular or as disclosed in Section 4.11 of Parent's
Disclosure Schedule, since December 31, 2000:

          (a) there has been no material adverse change, or any development or event which might reasonably be expected to result in a material adverse change, to the condition
(financial or otherwise) or in the earnings, results of operations, prospects or general business affairs of Parent and the Parent Principal Subsidiaries taken as a whole, whether or not arising in the ordinary course of business, except for such changes that would not, individually or in the aggregate, have a Parent Material Adverse Effect;

          (b) there have been no transactions entered into which are material with respect to Parent and the Parent Principal
Subsidiaries taken as a whole; and

          (c) there has been no dividend or distribution of any kind declared, paid or made by Parent on any class of its share capital.

          Section 4.12.  Absence of Proceedings.
                         ----------------------
            Neither Parent nor any of the Parent Principal Subsidiaries is engaged in any litigation, arbitration, prosecution, investigation, inquiry or other legal proceeding, nor, to the Knowledge of Parent, is any such proceeding pending or threatened against Parent or any of the Parent Principal Subsidiaries which in any such case may have or has had during the 12 months preceding the date of this Agreement a Parent Material Adverse Effect.

          Section 4.13.  Listing.
                         -------
            The Parent Shares currently issued are duly admitted to the Official List of the UKLA, are admitted to trading by the LSE and the African Exchanges and are freely tradeable on the LSE and the African Exchanges (subject to the respective exchange control regulations of such African countries) and Parent is in compliance with all the listing and admission requirements of the UKLA, the LSE and the African Exchanges.

          Section 4.14.  Regulatory Filings.
                         ------------------
            To the Knowledge of Parent, Parent and the Parent Principal Subsidiaries have each filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any governmental or regulatory body since December 31, 1998, all such registrations, reports, statements, documents, filings and submissions were in material compliance with applicable law when filed, and no material deficiencies have been asserted by any such governmental or regulatory body with respect to such registrations, filings or submissions that have not been satisfied, in each case, with such exceptions as, individually or in the aggregate, have not had and are not reasonably likely to have a Parent Material Adverse Effect.

          Section 4.15.  Brokers.
                         -------
            All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of Parent in such manner as to give rise to any claim for any brokerage or finder's commission, fee or similar compensation, except for Dresdner Kleinwort Wasserstein and Fletcher Financial, Inc., whose fees in respect thereof shall be paid by Parent.

          Section 4.16.  Investment Intent.
                         -----------------
            Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to, or for sale or resale in connection with, any public distribution thereof or with any present intention of selling, distributing or otherwise disposing of the Shares, except in compliance with applicable securities laws.

          Section 4.17.  Financing.
                         ---------
            Parent, Purchaser and Note Purchaser, as the case may be, have and will have, as and when required, adequate financial resources and/or undrawn committed facilities and will have, as and when required, the funds and authorized Parent Shares necessary to consummate the transactions contemplated hereby in accordance with the terms hereof. Parent's, Purchaser's and Note Purchaser's obligations hereunder are not subject to any conditions regarding Parent's, Purchaser's or Note Purchaser's ability to obtain financing for the transactions contemplated hereby.

          Section 4.18.  No Other Representations or Warranties.
                         --------------------------------------
            (a)  Except for the representations and
warranties contained in this Article Four or as may be set forth in any closing certificate hereunder, neither Parent nor any other Person makes any express or implied representation or warranty on behalf of Parent, and Parent hereby disclaims any such representation or warranty whether by Parent or any of its affiliates, officers, directors, employees, agents or representatives or any other Person.

          (b) In particular, without limiting the foregoing disclaimer, no oral or written information presented to Seller during any management presentation, including any question and answer session thereto, shall be deemed to constitute a representation or warranty of any Person referred to in paragraph (a) of this Section 4.18. With respect to any projection or forecast delivered by or on behalf of Parent to Seller, Seller acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, and
(iv) it shall have no claim against any Person with respect thereto other than a claim for fraud or bad faith.

                          ARTICLE FIVE

          Covenants and Certain Actions of the Parties
          -------------------------------------------

          Section 5.1.   Obligations of Seller.
                         ---------------------


          Section 5.1.1. Conduct of Business, Etc.
                         ------------------------
            From the date of this Agreement until the Closing, except: (i) as contemplated or permitted by this Agreement; (ii) as indicated in Section 5.1.1 of the Seller's Disclosure Schedule; (iii) as requested by Parent or its affiliates; and (iv) as otherwise consented to by Parent in writing, Seller shall cause F&G Life and the F&G
Subsidiaries to:

          (a) carry on their business only in the ordinary course, in substantially the same manner in which it previously has been conducted and, to the extent consistent with such business, use commercially reasonable efforts to preserve intact their present business organization and maintain their existing relationships and goodwill with customers, clients, suppliers, distributors, regulators, creditors, agents, brokers and others having business dealings with F&G
Life or any F&G Subsidiary (provided that none of Seller, F&G Life or any of the F&G Subsidiaries shall be required to incur any costs or expenses or otherwise expend any monies out of the ordinary course of business, consistent with past practice, in connection with such efforts);

          (b) (i) maintain in all material respects all of their material licenses, qualifications, and authorizations to do business in each jurisdiction in which they are so licensed, qualified or authorized (it being acknowledged and agreed that state regulators have considerable discretion to withdraw licenses, authorizations and permits and that, to the extent such withdrawals occur despite the commercially reasonable efforts of F&G Life and the F&G Subsidiaries, Seller shall not be deemed to have violated this Section 5.1.1(b)(i)); and (ii) maintain in all material respects all of their material fixed assets in good working order and condition, ordinary wear and tear excepted;

          (c) not make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, change any of F&G Life's or any of the F&G Subsidiaries' material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income tax return;

          (d) maintain in all material respects the reserves of F&G Life and Thomas Jefferson Life in accordance with the generally recognized actuarial methods and standards followed by F&G Life and Thomas Jefferson Life as of the date of this Agreement and consistent with past practice, except to the extent required by any change in applicable
Law;

          (e) not enter into any reinsurance contract, whether as reinsurer or reinsured, including without limitation any surplus relief or financial reinsurance contract, except in the ordinary course of business and consistent with past practice;

          (f) continue to comply, in all material respects, with all Laws (including, without limitation, Environmental Laws) applicable to their business, operations or affairs, except for such failures that, individually or in the aggregate, would not have and are not reasonably likely to have a Material Adverse Effect;

          (g) cause such officers and/or members of the boards of directors of F&G Life and the F&G Subsidiaries as are designated by Parent or are employees of The St. Paul or its affiliates (other than F&G Life and the F&G Subsidiaries) effective as of, and subject to, the Closing, to tender their resignations from such officer positions and/or boards of directors on or prior to the Closing Date;

          (h) make available to Parent on or prior to the Closing Date, all of the books and records of F&G Life and each of the F&G Subsidiaries;

          (i) not: (i) make any representation, commitment or promise, oral or written, to any officer, director, employee, agent or consultant of F&G Life or any of the F&G Subsidiaries concerning any Plan that would materially increase the benefits provided by F&G Life or any of the F&G Subsidiaries under such Plan (other than as required by applicable Law); (ii) make any change to, or amend in any way, the contracts, salaries, wages, or other compensation of any officer, director, employee, consultant, or other similar representative of F&G Life or any of the F&G Subsidiaries whose annual cash compensation exceeds
$150,000, other than changes or amendments that are made in the ordinary course of business and consistent with past practice; (iii) adopt, enter into, amend, alter, or terminate, partially or completely, any employee benefit plan relating to or affecting any employee of F&G Life or any of the F&G Subsidiaries (other than an amendment required by Law, as generally adopted with respect to employees of Seller, The St. Paul and its subsidiaries or to maintain the tax-qualified status of any Pension Plan); (iv) enter into any contract with any officer, director, employee or consultant of F&G Life or any of the F&G Subsidiaries that is not terminable, without penalty or other liability, upon not more than 60 calendar days' notice without any reason; (v) assume, enter into, amend, alter, or terminate any labor or collective bargaining agreement to which F&G
Life or any of the F&G Subsidiaries is a party or is affected thereby; or (vi) hire any officer, director, employee, consultant, or other similar Person whose annual cash compensation exceeds $150,000, other than the hiring of any such Person as a replacement for a Person whose employment has ceased at a substantially similar compensation level, in the case of clauses (i) through (vi), other than pursuant to arrangements that are generally adopted with respect to or directed at officers, directors, employees or consultants of (x) F&G Life or any of the F&G Subsidiaries, on the one hand, and of The St. Paul or any of its other subsidiaries, on the other hand, at the sole expense of Seller or its affiliates (other than F&G Life or any of the F&G Subsidiaries), or (y) The St. Paul and its subsidiaries.

          (j) not materially violate, breach, or default under, or not take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation, breach, or default under, any Contract;

          (k) not: (i) change the authorized or issued capital stock of F&G Life or the authorized or issued capital stock or other equity interests of any of the F&G Subsidiaries; (ii) grant any stock option, warrant, or other right to purchase shares of capital stock of F&G Life or to purchase shares of capital stock or other equity interests of any of the F&G
Subsidiaries; (iii) directly or indirectly issue, sell, pledge, dispose of or encumber any capital stock of F&G Life or any capital stock or other equity interests of any of the F&G Subsidiaries or any security directly or indirectly convertible or exchangeable into the capital stock of F&G
Life or the capital stock or other equity interests of any of the F&G Subsidiaries; (iv) grant any registration rights in respect of the capital stock of F&G Life or the capital stock or other equity interests of any of the F&G
Subsidiaries; (v) reclassify, combine, split, subdivide, purchase, redeem, retire, issue, sell, or make any other acquisition or disposition, directly or indirectly, by F&G
Life of any shares of the capital stock thereof or by any of the F&G Subsidiaries of any shares of the capital stock or other equity interests thereof; (vi) amend any material term of any outstanding security of F&G Life or any of the F&G
Subsidiaries; (vii) declare, set aside or pay any dividend
(whether in cash, securities or other property) or make any other distribution or payment in respect of the shares of the capital stock of F&G Life or shares of capital stock or other equity interests of any of the F&G Subsidiaries; or
(viii) sell or pledge any stock or other equity interest owned by F&G Life or any of the F&G Subsidiaries except in the ordinary course of administering F&G Life's and Thomas
Jefferson Life's investment portfolio;

          (l) not: (i) amend or make any other change in the certificate of incorporation or by-laws or other organizational documents of F&G Life or any of the F&G Subsidiaries; (ii) merge or consolidate F&G Life or any of the F&G Subsidiaries with or into any other Person; (iii) subdivide or reclassify any shares of the capital stock of F&G Life or shares of the capital stock or other equity interests of any of the F&G Subsidiaries; or (iv) change or agree to change in any manner the rights of the outstanding capital stock of F&G Life or the outstanding capital stock or other equity interests of any of the F&G Subsidiaries;

          (m) not: (i) acquire (including by way of bulk reinsurance, merger, consolidation or acquisition of stock or assets) any Person or any division thereof or material portion of the assets thereof; (ii) liquidate, dissolve or wind up, or dispose of all or substantially all of the assets (including by way of bulk reinsurance, whether on an indemnity or assumption basis) of F&G Life or any of the F&G Subsidiaries; or (iii) organize any new subsidiary of F&G Life or any of the F&G Subsidiaries;

          (n) not make any material change in the policies, practices or principles of F&G Life or any of the F&G Subsidiaries with respect to accounting, reserving, hedging, tax, financial reporting, actuarial investing or otherwise engaging in derivatives transactions, underwriting or claims administration, including any material change in any method of calculating or estimating any bad debt, contingency insurance or other reserve for financial reporting purposes or for any other tax or accounting purpose (other than any change required by GAAP, SAP, the American Academy of Actuaries, or applicable Law), or, in respect of underwriting or claims administration, in the ordinary course;

          (o) not transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any property or assets in any material respect or incur or modify any other liability in any material respect, in each case in excess of $1,500,000 per transaction or $5,000,000 in the aggregate and other than in respect of the investment portfolios of F&G Life and Thomas Jefferson Life;

          (p) not incur or modify any indebtedness for borrowed money in excess of $5,000,000;

          (q) not make, authorize, or commit for any capital expenditures to be paid by F&G Life or any F&G Subsidiary in excess of $1,000,000 in the aggregate;

          (r) other than in the ordinary course of business consistent with past practice, not enter into any other contract, agreement or transaction to which F&G Life or any of the F&G Subsidiaries is a party that (i) requires or is reasonably expected to require payment during the term thereof by F&G Life and the F&G Subsidiaries of $500,000 or more (excluding (x) insurance policies and annuities issued by F&G Life or Thomas Jefferson Life in the ordinary course of business consistent with past practice and (y) commissions payable with respect to the sale of insurance or annuity products of F&G Life or any F&G Subsidiary) or (ii) otherwise materially increases or is reasonably expected to materially increase the liabilities of F&G Life and the F&G Subsidiaries taken as a whole other than insurance policies and annuities issued by F&G Life or Thomas Jefferson Life in the ordinary course of business consistent with past practice;

          (s) not: (i) settle or compromise any material litigation in excess of $500,000 individually or (ii) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, satisfaction or settlements of claims, liabilities or obligations in the ordinary and usual course of business;

          (t) not enter into any agreement containing any provision or covenant (other than restrictions agreed to in the ordinary course of business consistent with past practice in confidentiality agreements or insurance agent, broker, producer, marketing or distribution agreements to which F&G
Life or Thomas Jefferson Life is a party, in each case other than those agreements that purport to bind any affiliates of F&G Life other than the F&G Subsidiaries) limiting in any material respect the ability of F&G Life or any F&G
Subsidiary to (i) sell any of its current products or services of or to any other Person, (ii) engage in any line of business in which it currently conducts business, or
(iii) compete with any Person with whom it currently competes;

          (u) not enter into any other contract, agreement or transaction that both (i) materially increases the liabilities of F&G Life and the F&G Subsidiaries taken as a whole and (ii) is not in the ordinary course of business;
and

          (v) not: (i) enter into any material intercompany agreement or (ii) incur any material intercompany obligations owing to Seller or any affiliate of Seller
(other than F&G Life and the F&G Subsidiaries), in the case of clause (ii) other than in the ordinary course of business; and

          (w) not enter into any agreement (whether written or oral and express or implied) by F&G Life or any of the F&G
Subsidiaries with respect to F&G Life's Business to do any of the foregoing (b) through (v).
          It is acknowledged and agreed that Seller shall not be deemed to have violated this Section 5.1.1 by reason of actions taken or not taken as directed by Parent or any of its affiliates.

          Section 5.1.2. Access and Information.
                         ----------------------
            Between the date hereof and the Closing Date, Parent and its representatives (including, but not limited to, counsel, accountants and environmental consultants) shall have reasonable access to and may inspect the properties, documents, books, records, Tax Returns and audit reports of F&G Life and the F&G Subsidiaries and such information concerning their respective businesses, affairs, properties, operations and personnel as Parent or its representatives may from time to time reasonably request and may discuss the affairs and accounts of F&G Life and the F&G Subsidiaries with officers and other employees of Seller, F&G Life, the F&G Subsidiaries and their counsel, in each case insofar as such access is reasonably requested by Parent, and after the Closing, Seller will furnish all information and documents in its possession relating to F&G Life's Business as Parent may reasonably request. If at any time after the Closing Seller discovers in its possession or under its control any books and records of F&G Life or any of the F&G Subsidiaries that have not been previously delivered or made available to Parent on or prior to the Closing Date, Seller shall deliver or make available such books and records to Parent. The foregoing and Section 10.6 shall not require Seller, F&G Life or any of the F&G Subsidiaries to permit any inspection, or to disclose any information, that in the reasonable judgment of Seller could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of Seller, F&G Life or any of the F&G Subsidiaries with respect to confidentiality if Seller shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable attorney-client privilege, or (iii) the violation of any Law. Parent shall conduct any inspection or discussion during normal business hours and in a manner that does not materially interfere with normal business or violate any applicable Law, or contravene any Contract to which Seller, F&G Life, the F&G Subsidiaries or any of their affiliates is a party. Parent shall schedule all inspections and discussions to be held at times and places approved in advance by the Chief Financial Officer of the Seller (or, in his absence, any Executive Vice President of the Seller), which approval shall not be unreasonably withheld. Parent agrees and agrees to cause its directors, officers, employees, representatives, agents and advisors to hold confidential all information and documents obtained by it from Seller, F&G Life, the F&G Subsidiaries or their representatives pursuant to this Section 5.1.2 or Section
10.6 and to return to Seller all such information and documents and any copies made thereof as soon as practicable if the transactions contemplated by this Agreement are not consummated for any reason.

          Section 5.1.3. Additional Financial Statements.
                         -------------------------------
            As soon as reasonably practicable after they become available, Seller shall cause F&G Life and Thomas Jefferson Life to make available to Parent as and to the extent prepared, (a) the statutory basis financial statements of F&G Life and Thomas Jefferson Life, as audited by KPMG LLP, as at December 31, 2000, (b) the unaudited consolidated GAAP Financial Information of F&G Life for all quarterly fiscal periods subsequent to December 31, 2000 and prior to the Closing Date (collectively, "Quarterly GAAP Financial Information") and (c) quarterly Statutory Statements of F&G Life and Thomas Jefferson Life for all quarterly fiscal periods subsequent to December 31, 2000 and prior to the Closing Date, together with the exhibits, schedules and notes thereto, if any, and any affirmations and certifications filed therewith, as filed with the Maryland Insurance Department or the New York Insurance Department, as applicable (each a "Quarterly Statutory Statement").

          Section 5.1.4. No Solicitation.
                         ---------------
            Other than as expressly contemplated by this Agreement, Seller shall not, shall cause its subsidiaries (including without limitation F&G Life, Thomas Jefferson Life and the other F&G Subsidiaries) not to, and shall use its commercially reasonable efforts to cause its affiliates and Persons acting for or on behalf of Seller, Seller's subsidiaries or other respective affiliates thereof not to take, directly or indirectly, any action to seek or encourage any offer or expression of interest or to entertain any offer or expression of interest (including in connection with any proposed public or private offering of securities) or proposal from any Person: (i) to acquire any assets (other than with respect to portfolio investments of F&G Life and Thomas Jefferson Life in the ordinary course of business) or shares of capital stock or other equity interests of F&G Life or any of the F&G Subsidiaries (or any interest in any of the foregoing); (ii) to merge, consolidate, or combine, or to permit any other Person to merge, consolidate, or combine with F&G Life or any of the F&G Subsidiaries; (iii) to liquidate, dissolve, or reorganize F&G Life or any of the F&G Subsidiaries in any manner; (iv) to acquire or transfer any assets (other than with respect to portfolio investments of F&G Life and Thomas Jefferson Life in the ordinary course of business) of F&G Life or any of the F&G Subsidiaries (or any interest in any of the foregoing); (v) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent, or conditional) for, or otherwise to attempt to consummate, any such acquisition, transfer, merger, consolidation, combination, or reorganization of F&G Life or any of the F&G Subsidiaries; or (vi) to furnish or cause to be furnished any information with respect to F&G Life or any of the F&G Subsidiaries to any Person (other than Parent and its affiliates, directors, officers, employees, and agents) that
(x) Seller, F&G Life or their respective affiliates (or any Person acting for or on behalf of Seller, F&G Life or their respective affiliates) knows or has reason to believe is in the process of attempting or considering any such acquisition, transfer, merger, consolidation, combination, liquidation, dissolution, or reorganization of F&G Life or any of the F&G Subsidiaries or any offer or expression of interest thereof, and (y) is in connection with, relating to or intended to facilitate any such offer, expression of interest or proposal. If Seller, F&G Life or any of their respective affiliates receives, directly or indirectly, from any Person (other than Parent, Purchaser or Note Purchaser) any offer, proposal or informational request that is subject to this Section 5.1.4, Seller shall (or shall cause F&G Life to, as appropriate): (x) promptly advise such Person, by written notice, of the terms of this Section 5.1.4; (y) promptly deliver a copy of such notice to Parent; and (z) refrain from any further solicited contact with such Person concerning such proposed transaction.

          Section 5.1.5. Insurance.
                         ---------
            From the date hereof through the Closing Date, Seller shall cause each of F&G Life and the F&G Subsidiaries to maintain in force (including necessary renewals thereof) the insurance covering F&G Life and the F&G Subsidiaries on the date hereof, except to the extent that such insurance may be replaced with substantially equivalent policies appropriate to insure the assets, properties and business to substantially the same extent as currently insured and except for any changes in insurance policies of Seller or The St. Paul that may affect their subsidiaries generally.

          Section 5.1.6. Investments.
                         -----------
            From the date hereof through the Closing Date, Seller shall cause F&G Life and Thomas Jefferson Life to (a) comply with their respective investment guidelines in effect as of the date hereof and set forth in Section 5.1.6 of Seller's Disclosure Schedule except that no investments with an NAIC rating of less than 2 may be purchased and (b) manage their investment portfolios, in all material respects, in accordance with applicable Law.

          Section 5.1.7. Change in Control Payments.
                         --------------------------
            Seller shall be responsible for and shall promptly pay when due all bonuses which become due and payable under the F&G Life Disposition Incentive Plan at any time (whether prior to, on, or following the Closing Date) as a result of (i) the execution and delivery of this Agreement by any party hereto or (ii) the Closing.

          Section 5.1.8. Bank Accounts.
                         -------------
            As promptly as reasonably practicable after the date of this Agreement, Seller shall make available to Parent (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers, and other financial institutions at which F&G Life and each of the F&G Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading, trust, or other similar relationship, (b) a true and complete list and description of each such account, safe deposit box, and relationship, and (c) with respect to each such account or safe deposit box, the names of all persons authorized to draw therefrom or have access thereto.

          Section 5.1.9. Intercompany Obligations.
                         ------------------------
            No later than the sixtieth day after the Closing, Seller and each of its subsidiaries (other than F&G Life and the F&G Subsidiaries) shall pay and discharge all loans, advances and payables that it owes to F&G Life or any of the F&G Subsidiaries as of the Escrow Closing Date, other than receivables and payables relating to the issuance of annuities and funding agreements by F&G Life or Thomas Jefferson Life in connection with the Structured Settlements Program in the ordinary course of business and those in respect of the F&G Life guaranteed investment contract held by the trustee for the Section 401(k) plan established for employees of The St. Paul and its affiliates.

          Section 5.1.10.      Minute Books.
                               ------------
            The minute books of F&G Life and each F&G
Subsidiary will promptly be made available to Parent for inspection when and as available with regard to any material board or stockholder actions occurring between the date hereof and the Escrow Closing Date.

          Section 5.2.   Obligations of Parent.
                         ---------------------

          Section 5.2.1. Use of Names.
                         ------------
           Commencing as promptly as practicable after the Closing, but in no event later than 180 days after the Closing, neither Parent nor any of its subsidiaries or affiliates (including F&G Life and the F&G Subsidiaries) will use any marks, designs, logos, slogans, names, words or letters which include the words "USF&G", "United States Fidelity and Guaranty", "St. Paul" or "Fire & Marine" or those that are suggestive or derivative thereof, except (i) as may be required by Law, (ii) for the purposes of historical identification in materials not designed as advertising or solicitation and (iii) as provided under the License Agreement.

          Except as permitted by the preceding paragraph, Parent shall cause F&G Life and the F&G Subsidiaries to refrain from using any printed materials or other means of communication which state, suggest or imply any affiliation with The St. Paul, Seller or any of their respective subsidiaries following the Closing; provided that so long as Parent continues to use its commercially reasonable efforts to discontinue the use of such materials and other means of communication, F&G Life may continue to use materials existing at the Closing, subject to applicable Law, for up to 180 days after Closing. With respect to all materials used after the Closing which state or suggest or imply any affiliation with The St. Paul, Seller or any of their respective subsidiaries, Parent shall indemnify and hold The St. Paul, Seller and their respective subsidiaries harmless against and in respect of any and all damages, losses, liabilities and expenses, including, without limitation, legal and other expenses which arise out of, relate to or result from the inclusion of such statements, suggestions or implications in such materials. Parent, effective as of the Closing and except as expressly set forth in this Section 5.2.1, acting on behalf of itself and its subsidiaries and affiliates, including F&G Life and the F&G Subsidiaries, hereby assigns and relinquishes to Seller any right F&G Life and the F&G Subsidiaries may heretofore have had to use the marks, designs, logos, slogans or names of The St. Paul, Seller or any of their respective subsidiaries, including, without limitation, "USF&G", "United States Fidelity and Guaranty", "St. Paul" and "Fire & Marine", or any marks, designs, logos, slogans, words, names or letters suggestive or derivative thereof in any trade or business or otherwise, except to the extent permitted under the License Agreement.

          Notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that those trademarks and service marks identified with an asterisk (*) on Section 3.14(ii) and (iii) of Seller's Disclosure Schedule, and any associated registrations and applications, as well as all goodwill associated therewith and represented thereby, shall be conveyed at or prior to the Escrow Closing Date from F&G Life and the F&G Subsidiaries to The St. Paul or a subsidiary of The St. Paul designated by The St. Paul. The St. Paul or its designee shall, effective as of the Closing Date, license such marks, registrations, applications and associated goodwill to F&G Life and the F&G Subsidiaries, as the case may be, pursuant to the License Agreement (as hereinafter defined).

          Section 5.2.2. Access and Information.
                         ----------------------
            (a) Between the date hereof and the Closing
Date, The St. Paul, Seller and their respective representatives (including, but not limited to, counsel, accountants and environmental consultants) shall have reasonable access to and may discuss the affairs and accounts of Parent and the Parent Subsidiaries with directors and officers of Parent and its counsel insofar as such access is reasonably requested by The St. Paul or Seller in connection with its bring-down of its due diligence investigation of Parent to the Closing.

          (b) Sections 5.2.2(a) and 10.6 shall not require Parent, F&G Life or any of the F&G Subsidiaries to permit any inspection, or to disclose any information, that in the reasonable judgment of Parent could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties (other than F&G Life or the F&G Subsidiaries) or violate any obligations of Parent, F&G Life or any of the F&G Subsidiaries with respect to confidentiality if Parent shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable attorney-client privilege, or (iii) a violation of any Law. The St. Paul or Seller shall conduct any inspection or discussion during normal business hours and in a manner that does not materially interfere with normal business or violate any applicable Law. The St.
Paul or Seller shall schedule all inspections and discussions to be held at times and places approved in advance by the Group Finance Director of Parent (or, in his absence, the Group Finance Controller of Parent), which approval shall not be unreasonably withheld. Each of The
St. Paul and Seller agrees and agrees to cause its directors, officers, employees, representatives, agents and advisors to hold confidential all information and documents obtained by it, him or her pursuant to Section 5.2.2(a) prior to the Closing from Parent or its representatives or pursuant to Section 10.6 after the Closing from Parent, F&G
Life, the F&G Subsidiaries or their representatives.

          Section 5.2.3. Additional Financial Statements.
                         -------------------------------
            As soon as reasonably practicable after they become available, Parent shall make available to Seller as and to the extent prepared and made publicly available, unaudited U.K. GAAP financial statements of Parent for all interim fiscal periods subsequent to December 31, 2000 and prior to the Escrow Closing Date (each a "Parent Interim Financial Statement"). Each Parent Interim Financial Statement will conform to the requirements of Section 4.8 as if set forth therein.

          Section 5.2.4. Stock Exchange Listing.
                         ----------------------
            Parent shall use its commercially reasonable efforts to cause the Initial Parent Shares to be issued to Seller at the Closing pursuant to Article One of this Agreement and the Reference Date Parent Shares, if any, to be issued to Seller on the first anniversary of the Closing Date pursuant to Article One, respectively, to be (a) admitted to the Official List of the UKLA, (b) admitted to trading on the LSE, and (c) approved for listing on all other stock exchanges on which Parent Shares are then listed (subject only to official notice of issuance), in the case of clauses (a) through (c), prior to the Closing Date and on or prior to the first Business Day following the first anniversary of the Closing Date, respectively, provided that if such Reference Date Parent Shares are not so admitted to the Official List of the UKLA, admitted to trading on the LSE and approved for listing as set forth in clauses (a) through (c) on or prior to the first Business Day following the first anniversary of the Closing Date, Parent shall deliver to Seller in immediately available funds the amount (if any) required by Section 1.9(a)(i) in lieu of the Reference Date Shares.

          Section 5.2.5. Intercompany Obligations.
                         ------------------------
            No later than the sixtieth day after the Closing, Parent shall cause each of F&G Life and the F&G
Subsidiaries to pay and discharge all loans, advances and payables that it owes to Seller or any of its affiliates
(other than F&G Life and the F&G Subsidiaries) as of the Escrow Closing Date.

          Section 5.2.6. Settlement of Tax Benefit.
                         -------------------------
            Parent shall cause Seller to be paid the cash value of the tax benefit realized by F&G Life in connection with the sale of the Founders Building as and to the extent such tax benefit is realized by F&G Life or any of its affiliates. The cash value of the tax benefit realized by F&G Life in connection with such sale shall equal the excess, if any, of (i) the amount of Taxes that would have been payable by F&G Life, any of the F&G Subsidiaries, Parent or any affiliate of Parent with respect to any tax period in the absence of such sale over (ii) the amount of Taxes actually paid with respect to such period.

          Section 5.2.7. Guaranty and Other Arrangements.
                         -------------------------------
            Parent agrees and covenants not to, and to cause each of F&G Life, Thomas Jefferson Life and Fidelity & Guaranty Assignment, LLC not to, pursue any rights that F&G Life, Thomas Jefferson Life or Fidelity & Guaranty Assignment, LLC may have to any reimbursement, capital contribution, indemnification or guaranty under any of the Guaranty Agreements or the agreements and arrangements indicated in Section 8.3.3 of Seller's Disclosure Schedule or any other guaranty, capital support or similar arrangement made by Seller or any of its current or former affiliates.

          Section 5.3.   Obligations of Parties.
                         ----------------------

          Section 5.3.1. Employee Matters.
                         ----------------
            (a)  For at least one year following the
Closing Date, Parent shall provide to current and former employees of F&G Life and the F&G Subsidiaries (the "Business Employees") employee benefits (including, without limitation, medical, disability and life insurance and retirement benefits) that are no less favorable than those provided to similarly situated employees of Parent's life insurance subsidiary situated in the United States ("OM Life Insurance Subsidiary"). Notwithstanding the foregoing, for no less than one year following the Closing Date, (i) OM Life Insurance Subsidiary shall provide the Business Employees with vacation and personal leave benefits which are no less favorable than those provided to similarly situated employees of OM Life Insurance Subsidiary, and OM Life Insurance Subsidiary shall assume and be responsible for all accrued but not taken vacation and personal leave with respect to the Business Employees, as of the Closing Date, and (ii) OM Life Insurance Subsidiary shall provide the Business Employees with severance benefits which are equal to the greater of (A) the benefits provided under the severance plans listed in Section 5.3.1(a) of Seller's Disclosure Schedule (including for this purpose, eligibility for severance benefits such as constructive termination) or
(B) the severance plan maintained by Parent for its similarly situated employees. Subject to the foregoing and the requirements of Section 5.3.1(f), nothing in this Agreement shall be construed as limiting in any way the right of OM Life Insurance Subsidiary after the Closing Date to terminate the employment of any Business Employee or to modify, amend or terminate any employee benefit plan in accordance with the terms of each employee benefit plan.

          (b) As soon as practicable following the Closing Date, Seller acknowledges that The St. Paul shall offer each of the Business Employees the option of electing a distribution from The St. Paul Companies, Inc. Stock Ownership Plan and
The St. Paul Companies, Inc. Savings Plus Plan
(collectively, "St. Paul DC Plans"), which distribution shall be offered and made in compliance with Section
401(k)(l0) of the Code to the extent applicable. OM Life Insurance Subsidiary agrees to cause its tax qualified defined contribution plan (the "OM Life Insurance
Subsidiary's DC Plan") to permit each Business Employee who is a participant in the St. Paul DC Plans to effect a direct rollover of the taxable portion of such participant's accrued benefits under St. Paul DC Plans to OM Life
Insurance Subsidiary's DC Plan. In connection with any such rollover, OM Life Insurance Subsidiary shall cause OM Life Insurance Subsidiary's DC Plan to allow any outstanding participant loan and related promissory note under St. Paul
DC Plans to be directly rolled over into OM Life Insurance Subsidiary's DC Plan. Seller and OM Life Insurance
Subsidiary agree to cooperate in order to effect the direct rollover of accrued benefits with respect to those Business Employees who elect a direct rollover of their distribution from St. Paul DC Plans to OM Life Insurance Subsidiary's DC
Plan. OM Life Insurance Subsidiary agrees to take all actions necessary to cause the OM Life Insurance Subsidiary
DC Plan to accept the direct rollovers in accordance with the elections made by the Business Employees in accordance with the terms of the OM Life Insurance Subsidiary DC Plan.

          (c) Seller acknowledges that The St. Paul shall retain liability to provide post-retirement welfare benefits for each Business Employee (and his or her dependents) who is eligible for such benefits as of the Closing Date and who has in fact retired as of such date. Following the Closing
Date, OM Life Insurance Subsidiary shall provide post-retirement welfare benefits to all Business Employees on the same basis as it provides post-retirement welfare benefits for its similarly situated employees. For purposes of the first sentence of this paragraph, in order to be eligible for post-retirement medical benefits, the Business Employee must have elected by March 31, 2001 to be covered by the "traditional retiree medical plan" (as opposed to the "cash balance retiree health plan") and must meet all eligibility requirements of such plan as of the Closing Date.

          (d) With respect to each Business Employee, Seller and OM Life Insurance Subsidiary agree that:

               (i) OM Life Insurance Subsidiary shall waive pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provisions under any welfare benefit plan maintained or sponsored by or contributed to by, OM Life Insurance Subsidiary for such Business Employee after the Closing Date; provided such conditions, waiting periods, exclusions or similar provisions did not preclude coverage for such Business
     Employee as of the Closing Date under the comparable plans of The St. Paul.

              (ii) Seller acknowledges that The St. Paul's welfare benefit plans shall be responsible for expenses covered by The St.
     Paul's welfare benefit plans, provided that such expenses were incurred prior to the Closing Date. OM Life Insurance
     Subsidiary's plans shall assume responsibility for all other welfare plan benefit claims relating to Business Employees incurred on or after the Closing Date in accordance with the terms of the OM Life Insurance Subsidiary's plans. For this purpose, a claim is incurred when the medical or other service giving rise to the claim is performed, except that in the case of death, a claim is incurred on death.

             (iii) OM Life Insurance Subsidiary shall recognize the service of each Business Employee with F&G Life, the F&G Subsidiaries, The St. Paul and The St. Paul's affiliates prior to the Closing Date for all purposes (other than benefit accrual under OM Life Insurance Subsidiary's defined benefit pension plan) under each of OM Life Insurance Subsidiary's employee benefit plans, programs and policies (including but not limited to vacation and severance entitlement and eligibility for post-retirement welfare and pension benefits); provided, however, such recognition of service shall not be taken into account to the extent it would result in a duplication of any benefits thereunder.

              (iv) Seller acknowledges that The St. Paul shall be responsible for satisfying obligations under Section 601 et. seq. of ERISA and Section 4980B of the Code ("COBRA"), to provide continuation coverage to or with respect to any Business Employee in accordance with law with respect to any "qualifying event" occurring before the Closing Date. OM Life Insurance Subsidiary shall be responsible for satisfying obligations under COBRA to provide continuation coverage to or with respect to any Business Employee in accordance with law with respect to any "qualifying event" which occurs on or following the Closing Date.

          (e) Seller acknowledges that The St. Paul shall be responsible for all deferred compensation due under The St. Paul Companies, Inc. Management Deferred Incentive Plan with respect to services rendered prior to the Closing Date by any Business Employee.

          (f) Parent specifically agrees to honor in accordance with their terms all employment, severance and change in control contracts, agreements or plans indicated in Section 5.3.1(f) of Seller's Disclosure Schedule.

          Section 5.3.2. Structured Settlements.
                         ----------------------
            (a) During the period of time from the Closing Date through the fifth anniversary of the Closing Date, subject to Section 5.3.2(b) of this Agreement, (i) Seller shall use commercially reasonable efforts, and Parent shall cause F&G Life and Thomas Jefferson Life to use commercially reasonable efforts, to continue the Structured Settlements Program with substantially similar procedures and protocols as those in effect as of the date of this Agreement, including those set forth in Section 5.3.2(a)(i) of Seller's Disclosure Schedule (collectively, the "Protocols") and (ii) Seller shall, and Parent shall cause each of F&G Life and Thomas Jefferson Life to, use its commercially reasonable efforts to follow the terms and conditions of the Protocols. The Protocols shall include, but need not be limited to, Seller (x) providing F&G Life, in the case of non-New York business, and Thomas Jefferson Life, in the case of New York business, the right (A) to submit quotes on each potential structured settlement (except where placement of business with F&G Life or Thomas Jefferson Life would not be allowed under an applicable court order or Law or the Structured Settlement Provider Standards, and (B) of last refusal on matching the lowest quote of other bidders in respect thereof, and (y) purchasing structured settlement annuities from F&G Life or Thomas Jefferson Life, as the case may be, in accordance with the Protocols. The term "Structured Settlement Provider Standards" shall mean the selection criteria and standards, as revised from time to time and consistently applied by Seller, with respect to selection of providers of structured settlement annuities and funding agreements as to minimum acceptable credit rating, service quality and other similar standards for providers of structured settlement annuities and funding agreements, which criteria and standards as of the date hereof are set forth, in part, in Section 5.3.2(a)(ii) of Seller's Disclosure Schedule.

          (b) During the period of time from the Closing Date through the fifth anniversary of the Closing Date, Seller shall monitor the total premiums paid by the Structured Settlement
Purchasers or, as the case may be, Fidelity & Guaranty
Assignment, LLC, as assignee, in accordance with Section 130 of the Code, to F&G Life and Thomas Jefferson Life as a percentage of total premiums paid to all life insurance companies in respect of structured settlements and may decline to purchase structured settlement annuities and funding agreements from such Persons to the extent Seller deems necessary to limit such percentage to 75% of the total premiums payable with respect to structured settlement annuities purchased by the Structured Settlement Purchasers or, as the case may be, Fidelity & Guaranty Assignment, LLC, as assignee, in accordance with Section 130 of the Code, during any calendar year.

          (c) During the period of time from the fifth anniversary of the Closing Date through the tenth anniversary of the Closing Date, Seller shall use commercially reasonable efforts to provide F&G Life, in the case of non-New York business, and Thomas Jefferson Life, in the case of New York business, the right (i) to submit quotes on each potential structured settlement (except where placement of business with F&G Life or Thomas Jefferson Life would not be allowed under an applicable court order or Law or the Structured
Settlement Provider Standards regarding acceptable credit rating, service and other quality standards for providers of structured settlement annuities and funding agreements), and
(ii) of last refusal on matching the lowest quote submitted by other bidders in respect thereof; provided, however, that the Structured Settlement Purchasers shall not under any circumstances be obligated to purchase any structured settlement annuities or funding agreements from F&G Life or Thomas Jefferson Life during such period of time.

          (d) Seller agrees that during the first five years after the Closing Date the Structured Settlement Purchasers will instruct their brokers to seek bids for structured settlement business only from annuity providers that are rated at least as highly as F&G Life and Thomas Jefferson
Life were immediately prior to the date of this Agreement.

          (e) Seller's obligations under Sections 5.3.2(a), 5.3.2(b), 5.3.2(c) and 5.3.2(d) of this Agreement shall be terminable by Seller if any of the conditions specified in (i) through
(iv) below are not satisfied; provided that Seller shall provide written notice and a 30 Business Day cure period to Parent prior to the effectiveness of any termination of Seller's obligations under Sections 5.3.2(a), 5.3.2(b),
5.3.2(c) and 5.3.2(d) pursuant to this Section 5.3.2(e), and such obligations shall not terminate in the event that the basis for termination is cured within such 30 Business Day period; provided further, that F&G Life and Thomas Jefferson
Life shall have the benefit of the foregoing proviso in respect of clauses (i) through (iii) below no more than once in any twelve month period and with respect to clause (iv) below no more than once in any twelve month period:

     (i) F&G Life and Thomas Jefferson Life shall continue to offer products for the funding of structured settlements at rates that are reasonably competitive, compared to rates available from other insurance carriers and life insurance companies not affiliated with Seller meeting the Structured Settlement Provider Standards and offering comparable structured settlement annuity products;

    (ii) F&G Life and Thomas Jefferson Life shall continue to provide services to Structured Settlement Purchasers, their affiliates and claims adjusters and independent brokers of the Structured Settlement Purchasers which are reasonably competitive with those of other life insurance companies not affiliated with Seller that are active participants in the structured settlements market, including, but not limited to, with respect to the timely and accurate issuance of contracts, the timely and accurate commencement of periodic payments to payees and the timely and accurate payment of commissions to independent brokers;

   (iii) there shall not be any injunction, judgment, order, decree, ruling or Law that prevents Seller from continuing to settle claims (A) through structured settlements generally or (B) through structured settlements with F&G Life and Thomas Jefferson Life specifically, provided that if such injunction, judgment, order, decree, ruling or Law does not preclude any of the Structured Settlement Purchasers from settling claims through F&G Life and Thomas Jefferson Life, Seller's obligations under Sections 5.3.2(a) through 5.3.2(d) shall continue in respect of such Structured Settlement Purchasers; and

    (iv) F&G Life and Thomas Jefferson Life shall maintain credit ratings for their respective claims paying abilities that are at least as favorable as those in effect immediately prior to the date of this Agreement.

          (f) During the period of time from the Closing Date through the fifth anniversary of the Closing Date, Seller shall use reasonable efforts to assist F&G Life in building its structured settlement business with persons other than the Structured Settlement Purchasers so long as such efforts do not (i) create any liabilities for, or impose any liabilities upon, Seller or any of its affiliates, or (ii) cause Seller or any of its affiliates to expend any material financial resources. Notwithstanding anything to the contrary in this Section 5.3.2, neither Seller nor any of its affiliates shall be required to endorse or recommend any structured settlement annuities issued by F&G Life or Thomas
Jefferson Life.

          (g) This Section 5.3.2 shall be of no force and effect in the event that, at any time after the Closing, Parent no longer directly or indirectly owns at least 50% of the outstanding voting securities of F&G Life.

          Section 5.3.3. Confidentiality.
                         ---------------
            Parent and Seller have agreed that they and their respective subsidiaries will perform certain acts for and provide certain products, services and facilities to each other as users pursuant hereto or to certain agreements ancillary hereto for various periods following the Closing in order to permit an orderly transition of ownership of F&G Life and the F&G Subsidiaries from Seller to Parent, and to allow the users of the products, services and facilities to continue their normal operations. Of necessity, this will involve a sharing of various data, documents and other information concerning the business or operations of the users with providers of products, services or facilities which are no longer affiliates of the users. Parent and Seller agree that they and each of their subsidiaries and their accountants, lawyers, financial advisors and other agents and representatives, providing or receiving such products, services or facilities to non-affiliated users will treat all data, documents and other information obtained or created in the course of providing or receiving such products, services or facilities as confidential and use and permit the use of such information only for the purposes intended, except as may otherwise be required by Law.

          Section 5.3.4. Notifications.
                         -------------
            (a) Prior to the Escrow Closing, Seller shall promptly notify Parent (i) after satisfaction of the last of Seller's obligations that are conditions to the obligation of Parent to effect the transactions contemplated by this Agreement, whether pursuant to Section 8.2 or Section 8.4, except for such conditions which by their nature are to be fulfilled at the Escrow Closing or the Closing, and (ii) of the occurrence of any event that may make the satisfaction of the conditions in Sections 8.2 or 8.4 not reasonably likely.

          (b) Prior to the Escrow Closing, Parent shall promptly notify Seller (i) after satisfaction of the last of Parent's obligations that are conditions to the obligation of Seller to effect the transactions contemplated by this Agreement, whether pursuant to Section 8.2 or Section 8.3, except for such conditions which by their nature are to be fulfilled at the Escrow Closing or the Closing, and (ii) of the occurrence of any event that may make the satisfaction of the conditions in Section 8.2 or 8.3 not reasonably likely.

          Section 5.3.5. Rating Agency Matters.
                         ---------------------
            From and after the date of this Agreement until the Closing, Seller shall use its commercially reasonable efforts (x) to assist Parent and F&G Life in their preparation of submissions to, and to participate in Parent's and F&G Life's meetings with, A.M. Best Company, Fitch, Inc. and Standard & Poor's regarding the initial ratings to be assigned to F&G Life, and (y) to assist Parent and Thomas Jefferson Life in their preparation of submissions to, and to participate in Parent's and Thomas Jefferson Life's meetings with, A.M. Best Company and Standard & Poor's regarding the initial ratings to be assigned to Thomas Jefferson Life after the Closing, in the case of clauses (x) and (y) to the extent requested by Parent. For greater certainty, this Agreement shall not require Seller or any affiliate of Seller to provide any form of financial or credit support to F&G Life or Thomas Jefferson Life and shall not impose upon Seller or any affiliate of Seller any obligations or liabilities in respect of the credit ratings of Parent, F&G Life or Thomas Jefferson Life other than as expressly set forth in the immediately preceding sentence.

                           ARTICLE SIX

                           Tax Matters
                           -----------
          Section 6.1.   Indemnification and Similar Items.
                         ---------------------------------
           (a) Seller shall indemnify and hold harmless each of the Parent Indemnitees against any Taxes of F&G Life or the F&G Subsidiaries for any taxable year or other taxable period that ends on or before the Closing Date, with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, any Taxes imposed or assessed against F&G Life or any of the F&G Subsidiaries that are allocable, pursuant to Section 6.1(c), to the portion of such period ending on the Closing Date, any Taxes of any member of a combined, consolidated or unitary group of which F&G Life or any of the F&G Subsidiaries (or any predecessor thereof) is or was a member on or prior to the Closing Date, by reason of the liability of F&G Life or any of the F&G Subsidiaries pursuant to Treasury Regulation
Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation and any Taxes imposed upon or assessed against F&G Life or any of the F&G Subsidiaries arising by reason of any breach by Seller, or inaccuracy, of any of the representations contained in Section 3.17 hereof; provided, however, that Seller shall have no obligation to indemnify any of the Parent Indemnitees from any such Taxes until the aggregate amount of such Taxes exceeds the aggregate amount of such Taxes accrued and reflected as a current liability on the statutory balance sheet of F&G Life as of December 31, 2000 (as described in Section 3.6(b) hereof) less any and all Tax payments made by Seller, an affiliate of Seller, F&G Life or any of the F&G Subsidiaries since December 31, 2000, with respect to such accrued Taxes, in which case Parent will be entitled to indemnity for the entire excess amount. Seller shall also pay and shall indemnify and hold harmless each of the Parent Indemnitees from and against any losses, damages, liabilities, obligations, deficiencies, costs and expenses (including, without limitation, reasonable expenses and fees for attorneys and accountants) ("Related Costs") incurred in connection with the Taxes for which Seller is responsible to indemnify each of the Parent Indemnitees pursuant to this
Section 6.1(a) (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes) or the enforcement of this Section 6.1(a).

          (b) Parent shall indemnify and hold harmless each of the Seller Indemnitees against (i) any Taxes imposed upon or assessed against F&G Life or any of the F&G Subsidiaries with respect to taxable years or other taxable periods that begin after the Closing Date; and (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, any Taxes imposed upon or assessed against F&G Life or any of the F&G Subsidiaries which are allocable, pursuant to Section 6.1(c), to the Post-Closing
Tax Period.

(c) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

               (i) in the case of any premium tax, the amount which would be payable with respect to the direct premiums written during the period that ends on the Closing Date (taking into account the rates and credits allocable to the pre-Closing period that would be available if such period were treated as a separate year for premium tax purposes); and

              (ii) in the case of any other Taxes, the amounts which would be payable if the taxable year ended or is treated as ending as of the close of the Closing Date.

The balance of any Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date is allocable to the Post-Closing Tax
Period. Exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the Post-Closing Tax Period in proportion to the number of days in each such period. For purposes of this agreement, "Post-Closing Tax Period" means any Tax period ending after the Closing Date, except that for Tax periods beginning before and ending after the Closing Date, the portion of such period beginning after the Closing Date will be considered a Post-Closing Tax Period.

          (d) If Seller's indemnification obligation under this Article Six arises in respect of an adjustment which makes allowable to Parent, any of its affiliates or, effective upon the Closing, F&G Life or any of the F&G Subsidiaries, any deduction, amortization, exclusion from income or other allowance (a "Tax Benefit") which would not, but for such adjustment, be allowable, then within 30 days after the filing of the applicable Tax Return in which such Tax
Benefit is claimed, Parent shall pay to Seller the excess, if any, of (i) the amount of Taxes that would have been payable by F&G Life, any of the F&G Subsidiaries, Parent or any affiliate of Parent with respect to such Tax period in the absence of such Tax Benefit over (ii) the amount of Taxes actually paid; provided, however, that Parent shall be required to make a payment to Seller under this paragraph
(d) only to the extent that Seller has made an actual indemnity payment to Parent.

          (e) Any payment by Seller or Parent, as the case may be, pursuant to Section 6.1(a) or Section 6.1(b) hereof, to the extent not previously made pursuant to Section 6.2 hereof, shall be made not later than 30 days after receipt by Seller or Parent, as the case may be, of written notice stating that a Tax liability has been paid by Parent or Seller, as the case may be, or their respective affiliates.

          (f) All payments under this Article Six shall be treated by the parties as an adjustment to the Initial Share
Consideration. However, if any indemnification payment under this Article Six (including, without limitation, this Section 6.1(f)) is determined to be taxable to the party receiving such payment by any taxing authority, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of the receipt of such payment and any Related Costs incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

          (g) Any dispute as to any matter covered by this Article Six shall be resolved by an independent accounting firm mutually acceptable to Seller and Parent. The fees and expenses of such accounting firm shall be borne equally by Seller and Parent.

          (h) Any claim for indemnity under this Article Six may be made at any time prior to 60 days after the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of extension, whether automatic or permissive).

          (i) Subject to Sections 6.1(j) and 6.1(k) hereof, to the extent any determination of Tax liability of F&G Life or any F&G Subsidiary, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Taxes paid attributable to (i) any period which ends on or before the Closing Date or (ii) any period which includes the Closing
Date but does not begin or end on that day, any such refund shall belong to Seller, provided that in the case of any Tax refund described in clause (ii) of this Section 6.1(i), the portion of such Tax refund which shall belong to Seller shall be that portion that is attributable to the portion of that period which ends on the Closing Date (determined on the basis of an interim closing of the books as of the Closing Date), and Parent shall promptly pay any such refund, and the interest actually received thereon, to Seller upon receipt thereof by Parent. Any and all other refunds shall belong to Parent; provided further, however, that Parent shall only pay such refunds to Seller to the extent such refunds exceed the aggregate amount of Taxes reflected as assets on the statutory balance sheet of F&G
Life as of December 31, 2000 (as described in Section 3.6(b) hereof). Any payments made under this Section 6.1(i) shall be net of any Taxes payable with respect to such refund, credit or interest thereon.

          (j) Seller shall pay to Parent the amount of any Tax refund (including interest thereon) realized by Seller or any affiliate thereof as a result of the carryback of any Tax loss, deduction or credit of F&G Life or any F&G Subsidiary from any taxable period (or portion thereof) beginning after the Closing Date to a taxable period ending on or before the Closing Date. Seller shall pay such amount to Parent within 20 business days after such Tax benefit is realized by Seller or any affiliate of it as a refund or otherwise.

          (k) If any audit, examination of or judicial proceeding involving any Tax Return of F&G Life or any of the F&G Subsidiaries for taxable periods ending on or before the Closing Date shall result (by settlement or otherwise) in any adjustment, the effect of which is to increase any deduction, amortization, exclusion from income or other allowance on any of the Tax Returns of F&G Life or any of the F&G Subsidiaries for any Post-Closing Taxable Period
(the "Positive Parent Changes") or to decrease any deduction, amortization, exclusion from income or other allowance on any of the Tax Returns of F&G Life or any of the F&G Subsidiaries for any Post-Closing Taxable Period
(the "Negative Parent Changes" and, together with the Positive Parent Changes, the "Parent Changes"), Seller will notify Parent and provide it with all necessary information so that it can reflect on the appropriate Tax Returns any appropriate Parent Changes. If, as a result of a Positive
Parent Change, F&G Life or any of the F&G Subsidiaries enjoys a net income Tax benefit ("Parent Benefit") in any Post Closing Taxable Period, Parent shall promptly make payments to Seller as and when such Parent Benefit is recognized in an amount equal to such Parent Benefit. If, as a result of a Negative Parent Change, F&G Life or any of the F&G Subsidiaries suffers a net income Tax detriment ("Parent Detriment") in any Post-Closing Taxable Period, Seller shall promptly make payments to Parent as and when such Parent
Detriment is recognized in an amount equal to such Parent
Detriment.

          If any audit, examination of or judicial proceeding involving any Tax Return of F&G Life or any of the F&G Subsidiaries for a Post-Closing Taxable Period shall result (by settlement or otherwise) in any adjustment, the effect of which is to increase any deduction, amortization, exclusion from income or other allowance on any of the Tax Returns of F&G Life or any of the F&G Subsidiaries for any taxable period ending on or before the Closing Date (the "Positive Seller Changes") or to decrease any deduction, amortization, exclusion from income or other allowance on any of the Tax Returns of F&G Life or any of the F&G Subsidiaries for any taxable period ending on or before the Closing Date (the "Negative Seller Changes" and, together with the Positive Seller Changes, the "Seller Changes"), Parent will notify Seller and provide it with all necessary information so that it can reflect on the appropriate Tax Returns any appropriate Seller Changes. If, as a result of a Positive Seller Change, F&G Life or any of the F&G Subsidiaries enjoys a net income Tax benefit ("Seller Benefit") in any taxable period ending on or before the Closing Date, Seller shall promptly make payments to Parent as and when such Seller Benefit is recognized in an amount equal to such Seller Benefit. If, as a result of a Negative Seller Change, F&G Life or any of the F&G Subsidiaries suffers a net income Tax detriment ("Seller Detriment") in any taxable period ending on or before the Closing Date, Parent shall promptly make payments to Seller as and when such Seller Detriment is recognized in an amount equal to such Seller Detriment.

          Section 6.2.   Responsibility for Filing Returns.
                         ---------------------------------
            Parent or an affiliate of Parent (including, effective upon the Closing, F&G Life and the F&G Subsidiaries) shall file or cause to be filed when due all Tax Returns required to be filed by or with respect to F&G Life and the F&G Subsidiaries and not yet filed or due on or before the Closing Date. With respect to Tax Returns that include periods (or, with respect to Tax Returns that include periods beginning on or before the Closing Date and ending after the Closing Date, portions thereof) ending on or before the Closing Date and that are filed after the Closing Date, Parent shall permit Seller to review and comment on such Tax Returns prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller and Seller shall pay to Parent the Taxes due with respect to such Tax Returns for which Seller is liable pursuant to Section 6.1(a) hereof no later than five days prior to the due date for the filing of such Tax Returns.

          Section 6.3.   Right to Contest Tax Liability.
                         ------------------------------
            Seller shall have the right to contest or defend itself and F&G Life and the F&G Subsidiaries against the assertion of any liability (including interest and penalties thereon) with respect to which Seller has agreed pursuant to this Article Six to indemnify and hold Parent, F&G Life and the F&G Subsidiaries harmless; provided, that
(i) such asserted liability is not part of an audit, contest or other proceeding that also involves or could impact, directly or indirectly, a Post-Closing Tax Period, and (ii) such asserted liability can be contested solely in the name of Seller. If the conditions set forth in the proviso of the immediately preceding sentence are not satisfied or waived in writing by Parent, Seller shall have the right to participate in the negotiation and settlement of any such asserted liability, the contest and defense of which shall be controlled by Parent. Parent shall promptly inform Seller of any such asserted liability. If Seller is controlling the contest and defense of any such asserted liability, Seller may not settle, reject, compromise or otherwise resolve any such asserted liability without the consent of Parent, which consent will not be unreasonably withheld or delayed. If Parent is controlling the contest and defense of any such asserted liability, Parent may not settle, reject, compromise or otherwise resolve any such asserted liability without the consent of Seller, which consent shall not be unreasonably withheld or delayed. If Seller is controlling the contest and defense of any such asserted liability, Parent, at Seller's written request, shall cause F&G Life and the F&G Subsidiaries to cooperate fully with Seller and to assist in the preparation for any audit, and in the prosecution or defense of any claim, suit or proceeding relating to any such asserted liability. Seller shall promptly inform Parent of material developments in any such tax liability contest.

          Section 6.4.   Access to Records.
                         -----------------
            After the Closing Date, Parent shall provide to Seller and Seller shall provide to Parent, as the case may be, timely access and reasonable assistance and cooperation during normal business hours in making tax information and copies thereof with respect to F&G Life and the F&G Subsidiaries available to Seller and its agents or Parent and its agents, as the case may be, including access for the timely filing of Tax Returns. Additionally, each of Seller and Parent shall cooperate fully in preparing for and conducting any audits of, or disputes with taxing authorities regarding, any Tax Returns of F&G Life or any of the F&G Subsidiaries, will make available to the other party and to any taxing authority, as reasonably requested, all records, documents, accounting data and other information relating to Taxes of F&G Life and the F&G Subsidiaries, and will furnish the other party with copies of all correspondence received from any taxing authority in connection with any tax audit or information request with respect to any such taxable period for which the other party may have a liability. All pertinent existing books of account, papers, and records shall be retained by Seller, Parent, F&G Life and the F&G Subsidiaries until either the statute of limitations to which they relate expires by lapse of time or by the terms of an agreement for extension of time or until advised by Seller or Parent, as the case may be, that such books of account, papers, and records are no longer required by that party or its agent, whichever date is later. After the Closing Date, Parent shall cause F&G Life and the F&G Subsidiaries to comply with this Section 6.4.

                          ARTICLE SEVEN

           Approvals; Commercially Reasonable Efforts
           -------------------------------------------
          Except as otherwise required herein, the parties shall apply for and diligently prosecute all applications for, and shall use their commercially reasonable efforts promptly to obtain, such approvals, consents or forebearances from: (i) any Person from whom such approvals, consents or forebearances are required under any Contract to which Seller, F&G Life or any of the F&G Subsidiaries is a party; (ii) any Person from whom such approvals, consents or forebearances are required under any material contract to which Parent or any Parent Subsidiary is a party; and (iii) insurance regulatory authorities and such other Government Entities as shall be necessary to permit the Closing, and shall use their commercially reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions contained in Article Eight and otherwise to effect the consummation as soon as practicable of the transactions contemplated by this Agreement. Without limiting the foregoing, each of Parent and Seller shall, within 10 Business Days of the date hereof, make any filings with the Federal Trade Commission and the Department of Justice as may be required with respect to the acquisition of the Shares by Purchaser, pursuant to HSR and Parent shall make filings of preacquisition statements required by applicable state insurance holding company systems laws and acquisition of control filings in all jurisdictions indicated in Section 4.3 of Parent's Disclosure Schedule within 20 Business Days of the date hereof. In addition, each party shall provide such other information, documentation and communications to such insurance regulatory authorities and such other Government Entities as such authorities and Government Entities may reasonably request, and each party shall cooperate with the other in obtaining, as promptly as practicable, all approvals, authorizations, and clearances of Government Entities and other Persons required to consummate the transactions contemplated hereby. Each party hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information or other applicable confidentiality requirements, all the information relating to Seller, Parent or any of their respective affiliates, as the case may be, that appears in any filing or other submission made with, or other written materials submitted to, any third party or Government Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Seller and Parent shall act reasonably and as promptly as practicable. Seller and Parent agree that they will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of any notice or other communications received by Seller, Parent or any of their respective subsidiaries, as the case may be, from any third party or Government Entity with respect to the transactions contemplated hereby, including, without limitation, all inquiries from insurance regulators and all notices of claims, suits and actions for which either party receives service of process. Each party hereto hereby covenants to request early termination of the waiting period required by the HSR and to cooperate with the other party hereto to the extent reasonably necessary to assist in making reasonable supplemental presentations to the Federal Trade Commission or the Antitrust Division of the Department of Justice, and if reasonably requested by the Federal Trade Commission or the Antitrust Division of the Department of Justice, to promptly amend or furnish additional information thereunder.

                          ARTICLE EIGHT

                      Conditions Precedent
                      --------------------
          Section 8.1.   Preamble.
                         --------
            The respective obligations set forth herein of Seller and Parent to consummate this Agreement and the transactions contemplated hereby shall be subject to the fulfillment, on or before the Escrow Closing Date, in the case of Seller, of the conditions indicated in Sections 8.2 and 8.3, and in the case of Parent, of the conditions indicated in Sections 8.2 and 8.4, provided that a party shall be precluded from asserting that a condition hereinafter set forth in this Article Eight has not been satisfied by reason of any matter, event, fact, failure or circumstance that was caused by such party.

          Section 8.2.   Conditions to Obligations of the Parties.
                         ----------------------------------------
            (a) There shall not be any injunction,
judgment, order, decree, ruling, action or suit in effect, pending or threatened, in writing, of or by any Government
Entity that (i) seeks to restrain, enjoin or otherwise prevent, or restrains, enjoins or otherwise prevents, consummation of, or modifies or seeks to modify in any material respect the carrying out of, any of the transactions contemplated by this Agreement, (ii) seeks or imposes material damages in connection with any of the transactions contemplated by this Agreement, or (iii) questions the validity or legality of any of the transactions contemplated by this Agreement.

          (b)  All approvals set forth in Section 3.3 of Seller's
Disclosure Schedule and Section 4.3 of Parent's Disclosure
Schedule shall have been obtained and any waiting periods under applicable insurance laws shall have expired or been terminated.

          (c) The waiting period under HSR shall have expired or been terminated.

          Section 8.3.   Conditions to Obligations of Seller.
                         -----------------------------------

          Section 8.3.1. Representations and Warranties of Parent.
                         ----------------------------------------
            The representations and warranties of Parent in Article Four hereof shall be true and correct when made and at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such date, except (i) that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true and correct only as of such date or period, (ii) for changes permitted by, or necessitated by compliance with, this Agreement and (iii) to the extent any breach thereof, individually or when aggregated with all such breaches, has not had and is not reasonably likely to have a Parent
Material Adverse Effect.  For purposes of this Section
8.3.1, the truth or correctness of any representation or warranty of Parent in Article Four hereof shall be determined without regard to any materiality, "Parent
Material Adverse Effect" or "Knowledge of Parent" qualification set forth in such representation or warranty.
Parent shall have delivered to Seller at the Closing a certificate to the foregoing effect, dated the Closing Date and signed by the Global Head of Life of Parent.

          Section 8.3.2. Performance of Covenants.
                         ------------------------
            Each and all of the covenants and agreements herein of Parent to be performed or complied with prior to or on the Closing Date shall have been duly performed or complied with by Parent in all material respects, and Parent shall have delivered to Seller a certificate to the foregoing effect, dated the Closing Date and signed by the Global Head of Life of Parent.

          Section 8.3.3. Guaranty.
                         --------
            All consents and approvals from any Person
(other than The St. Paul and its affiliates), including, without limitation, any rating agency, to terminate fully the Guaranty Agreements and those agreements and arrangements indicated in Section 8.3.3 of Seller's Disclosure Schedule shall have been obtained, and Parent and the other signatories to the Indemnification Agreement (as defined below) shall have entered into an Indemnification Agreement substantially in the form of Annex A hereto (the "Indemnification Agreement") with respect to each of (i) the Guaranty Agreements and (ii) those agreements and arrangements indicated in Section 8.3.3 of Seller's Disclosure Schedule.

          Section 8.3.4. Stock Exchange Listing.
                         ----------------------
            The Initial Parent Shares to be issued to Seller at the Closing shall have been (a) admitted to the Official List of the UKLA (subject only to such admission becoming effective), (b) admitted to trading on the LSE
(subject only to such admission becoming effective) and (c) approved for listing on all other stock exchanges on which Parent Shares are then listed (subject only to official notice of issuance).

          Section 8.3.5. Parent Material Adverse Effect.
                         ------------------------------
            There shall not have occurred since the date of this Agreement any Parent Material Adverse Effect or any event or change that, individually or in the aggregate, is reasonably likely to have a Parent Material Adverse Effect.

          Section 8.3.6. License Agreement.
                         -----------------
            Parent shall have duly executed and delivered to Seller the Trademark License Agreement, substantially in the form attached hereto as Annex B (the "License
Agreement").

          Section 8.3.7. Certificate Relating to Authority.
                         ---------------------------------
            Parent shall have delivered to Seller a
certificate of the secretary or assistant secretary of Parent, dated as of the Closing Date, as to the resolutions of the Board of Directors (or other similar governing body) of Parent authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party, as to the status and signature of each of their officers who executed and delivered this Agreement and the other Transaction Agreements to which it is a party and any other document delivered by them in connection with the consummation of the transactions contemplated by this Agreement or any of the other Transaction Agreements, as to its memorandum and articles of association, certificate of incorporation, by-laws or other organizational documents, certified by the applicable governmental authority, and as to its due organization, existence and good standing.

          Section 8.4.   Conditions to Obligations of Parent.
                         -----------------------------------

          Section 8.4.1. Representations and Warranties of Seller.
                         ----------------------------------------
            The representations and warranties of Seller in Article Three hereof shall be true and correct when made and at and as of the Closing Date with the same effect as though such representations and warranties had been made at and as of such date, except (i) that any such representations and warranties that are given as of a specified date and relate solely to a specified date or period shall be true and correct only as of such date or period, (ii) for changes permitted by, or necessitated by compliance with, this Agreement and (iii) to the extent any breach thereof, individually or when aggregated with all such breaches, has not had and is not reasonably likely to have a Material
Adverse Effect. For purposes of this Section 8.4.1, the truth or correctness of any representation or warranty of Seller in Article Three hereof shall be determined without regard to any materiality, "Material Adverse Effect" or "Knowledge of Seller" qualification set forth in such representation and warranty. Seller shall have delivered to Parent at the Closing a certificate to the foregoing effect, dated the Closing Date and signed by the Chairman, President or any duly authorized Vice President of Seller.

          Section 8.4.2. Performance of Covenants.
                         ------------------------
            Each and all of the covenants and agreements herein of Seller to be performed or complied with prior to or on the Closing Date shall have been duly performed or complied with by Seller in all material respects, and Seller shall have delivered to Parent a certificate to the foregoing effect, dated the Closing Date and signed by the Chairman, President or any duly authorized Vice President of Seller.

          Section 8.4.3. Approvals.
                         ---------
            All approvals that are required to be obtained in connection with the consummation of the transactions contemplated hereby and by the other Transaction Agreements from any Person under any Contract to which Seller, F&G Life or any F&G Subsidiary is a party shall have been obtained, the failure of which to obtain, individually or in the aggregate, would have or is reasonably likely to have a Material Adverse Effect.

          Section 8.4.4. Material Adverse Effect.
                         -----------------------
            There shall not have occurred since the date of this Agreement any Material Adverse Effect or any event or change that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

          Section 8.4.5. Ratings.
                         -------
            The claims-paying ability of (x) F&G Life shall be rated at least "A" by A.M. Best, "AA" by Standard &
Poor's and "AA" by Fitch, Inc., and (y) Thomas Jefferson
Life shall be rated at least "A" by A.M. Best and "AA" by Standard & Poor's, in the case of clauses (x) and (y) immediately prior to the Escrow Closing; provided that, for greater certainty, the placing of F&G Life or Thomas
Jefferson Life on credit watch by any such agency primarily as a result of this transaction on or prior to the Escrow
Closing shall not be deemed a failure by Seller to satisfy the condition to Closing set forth in this Section 8.4.5.

          Section 8.4.6. License Agreement.
                         -----------------
            Seller shall have duly executed and delivered to Parent the License Agreement.

          Section 8.4.7. Certificate Relating to Authority.
                         ---------------------------------
            Seller shall have delivered to Parent a
certificate of the secretary or assistant secretary of Seller, dated as of the Closing Date, as to the resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Agreements to which it is a party, as to the status and signature of each of its officers who executed and delivered this Agreement and any other document delivered by it in connection with the consummation of the transactions contemplated by this Agreement or any of the other Transaction Agreements to which it is a party, as to its certificate of incorporation and by-laws, certified by the applicable governmental authority, and as to its due organization, existence and good standing.

                          ARTICLE NINE

                    Survival; Indemnification
                    -------------------------
          Section 9.1.   Survival.
                         --------
            The representations and warranties of Seller and Parent herein shall survive for 18 months from the Closing Date except for (i) the representations and warranties of Seller specified in Section 3.4(b), Section 3.5(b), Section 3.5(c), clause (x) in the first sentence of
Section 3.4(a), and the first sentence and clause (x) in the second sentence of Section 3.5(a), Section 3.11, and Section 3.17, and the representations and warranties of Parent specified in Section 4.1(c), Section 4.1(d), clause (x) in the first sentence of Section 4.1(a) and clause (x) in the first sentence of Section 4.4, which shall survive until 60 days after expiration of all applicable statutes of limitation and (ii) the representations and warranties of Seller specified in Section 3.25, which shall survive for three years following the Closing Date. Prior to the Closing, other than in the case of intentional fraud by Seller or Parent or any of their respective affiliates or representatives, the sole and exclusive remedy of Parent and of Seller for any breach or inaccuracy of any representation or warranty contained herein shall be refusal to close the transactions contemplated by this Agreement. After the Closing, other than in the case of intentional fraud by Seller or Parent or any of their respective affiliates or representatives, the sole and exclusive remedy of Parent and of Seller for any breach or inaccuracy of any representation or warranty contained herein shall be the indemnities provided by Article Six hereof and by Section 9.2 hereof.

          Section 9.2.   Indemnification.
                         ---------------
            (a) Seller shall indemnify in accordance with
Section 9.2 of this Agreement, without duplication, Parent and its affiliates (including, without limitation, F&G Life and the F&G Subsidiaries) and their respective officers, directors, employees and agents, and the legal representatives, successors and assigns thereof (each a "Parent Indemnitee" and, collectively, the "Parent Indemnitees") from and against (i) any and all Damages (as defined below) sustained or incurred by such Parent Indemnitee as a result of or arising out of any inaccuracy in or breach of any representation or warranty made by Seller to Parent in this Agreement, and (ii) any and all Damages sustained or incurred by any Parent Indemnitee as a result of or arising out of any breach by Seller of, or failure of Seller to comply with, any covenant or obligation under this Agreement to be performed by Seller. Notwithstanding the foregoing, claims for indemnification for Indemnifiable ERISA Losses, Indemnifiable Litigation (as defined in Section 9.2(i) of Seller's Disclosure Schedule), Indemnifiable Market Misconduct and Taxes (for avoidance of doubt, not including claims with respect to a breach of the representation of Section 3.29, which claims may be made pursuant to this Section 9.2(a)) shall be governed exclusively by Sections 9.2(h), 9.2(i) and 9.2(k) and Article Six of this Agreement, respectively. For greater certainty, no claims for Damages that relate in any respect to breaches of representations and warranties, covenants or obligations of Seller relating to Indemnifiable ERISA Losses, Indemnifiable Litigation, Indemnifiable Market Misconduct and Taxes (for avoidance of doubt, not including claims with respect to a breach of the representation of
Section 3.29, which claims may be made pursuant to this
Section 9.2(a)) may be made except pursuant to Sections 9.2(h), 9.2(i) and 9.2(k) and Article Six of this Agreement, respectively. For purposes of this Section 9.2(a), the truth or correctness of any representation or warranty of Seller in Article Three hereof shall be determined without regard to any materiality, "Material Adverse Effect", or "Knowledge of Seller" qualification set forth in such representation or warranty.

          (b) Parent shall indemnify in accordance with Section 9.2 of this Agreement, without duplication, Seller and its affiliates and their respective officers, directors, employees and agents and the legal representatives, successors and assigns thereof (each a "Seller Indemnitee" and, collectively, the "Seller Indemnitees") from and against (i) any and all Damages sustained or incurred by such Seller Indemnitee as a result of or arising out of any inaccuracy in or breach of any representation or warranty made by Parent to Seller in this Agreement, and (ii) any and all Damages sustained or incurred by any Seller Indemnitee as a result of or arising out of any breach by Parent, Purchaser or Note Purchaser of, or failure of Parent to comply with, any covenant or obligation under this Agreement to be performed by Parent, Purchaser or Note Purchaser.
Notwithstanding the foregoing, claims for indemnification for Taxes shall be governed exclusively by Article Six of this Agreement. For purposes of this Section 9.2(b), the truth or correctness of any representation or warranty of Parent in Article Four hereof shall be determined without regard to any materiality, "Parent Material Adverse Effect", or "Knowledge of Parent" qualification set forth in such representation or warranty.

          (c) Any claim for indemnification against a party hereto in respect of any breach or violation of a representation or warranty made herein must be asserted before the expiration of the applicable period of survival specified in Section
9.1. The aggregate amount for which Seller shall be obligated to indemnify the Parent Indemnitees hereunder (i) for any breach of or inaccuracy in any of the representations and warranties set forth in Article Three, other than for any breach of or inaccuracy in the representations and warranties contained in Section 3.4(b),
Section 3.5(b), Section 3.5(c), clause (x) in the first sentence of Section 3.4(a), and the first sentence and clause (x) in the second sentence of Section 3.5(a) hereof, shall in no event exceed $175,000,000, and (ii) for any breach of or inaccuracy in any of the representations and warranties set forth in Section 3.4(b), Section 3.5(b),
Section 3.5(c), clause (x) in the first sentence of Section
3.4(a) or the first sentence or clause (x) in the second sentence of Section 3.5(a) hereof, together with any amounts subject to the $175,000,000 limit set forth above, shall in no event exceed in the aggregate $585,000,000. The aggregate amount for which Parent shall be obligated to indemnify the Seller Indemnitees hereunder (i) for any breach of or inaccuracy in any of the representations and warranties set forth in Article Four, other than for any breach of or inaccuracy in any of the representations and warranties set forth in Section 4.1(c), Section 4.1(d), clause (x) in the first sentence of Section 4.1(a), or clause (x) in the first sentence of Section 4.4 hereof, shall in no event exceed $175,000,000, and (ii) for any breach of or inaccuracy in any of the representations and warranties set forth in Section 4.1(c), Section 4.1(d), clause (x) in the first sentence of Section 4.1(a), or clause (x) in the first sentence of Section 4.4 hereof, together with any amounts subject to the $175,000,000 limit set forth above, shall in no event exceed in the aggregate
$300,000,000. Neither party shall be obligated to provide indemnification under Sections 9.2(a) or 9.2(b) of this Agreement for a breach or violation of a representation and warranty made herein unless and until the aggregate amount of claims against such party for indemnification hereunder for breaches of representations and warranties exceeds an amount equal to $20,000,000 (the "Basket"), and then such party shall only be obligated to provide indemnification for such claims in excess of the Basket; provided, however, that this Section 9.2(c) shall not apply to matters covered by Article Six or Sections 9.2(h), 9.2(i) or 9.2(k) of this
Agreement, and provided further that the Basket shall not apply for any breach of the representations and warranties contained in Section 3.4(b), Section 3.5(b), Section 3.5(c), clause (x) in the first sentence of Section 3.4(a), the first sentence or clause (x) in the second sentence of
Section 3.5(a), Section 4.1(c), Section 4.1(d), clause (x) in the first sentence of Section 4.1(a), or clause (x) in the first sentence of Section 4.4; and provided further that no breach of any representation or warranty shall be deemed to have occurred for purposes of this Section 9.2 unless the actual Damages incurred as a result thereof are in excess of $25,000 except in the case of a series of similar breaches relating to the same or substantially similar conduct of an Indemnifying Party and arising out of a common set of operative facts that together aggregate more than $25,000.

          (d) The amount of any loss to which either party shall be entitled to indemnification under this Article Nine shall be limited to the amount by which the losses exceed amounts received by an Indemnified Party under insurance policies.
In the event of a claim covered by both insurance and the indemnification provisions of this Article Nine (a "Dual
Covered Claim"), each party agrees to promptly file a claim against such insurance coverage and to collect the proceeds due under such insurance coverage prior to seeking indemnification under this Article Nine. If a party is unable to collect the proceeds due under such insurance coverage within a reasonable time and such party's claim for insurance is still pending, such party may seek indemnification under this Article Nine provided that the seeking of indemnification does not materially prejudice such party's right to collect the proceeds due under such insurance coverage. If a party seeks indemnification and is indemnified pursuant to this Article Nine while its claim for insurance is still pending in accordance with the previous sentence, such party agrees, upon the other party's request, to (i) continue to seek insurance coverage and collect the proceeds due under such insurance coverage and remit to the other party the proceeds received from the insurer for the Dual Covered Claim or (ii) assign its rights to insurance for a Dual Covered Claim to the other party.
The Seller and Parent intend that, as between the insurer and an Indemnifying Party, the insurer shall ultimately bear the risk of loss with respect to a Dual Covered Claim, and the Seller and Parent agree to cooperate to take such further action as may be required in order to ensure that this occurs.

          (e) The dollar amounts indicated in Section 9.2(c) have been agreed upon solely in order to facilitate the administration of this Agreement, and they are in no way intended to, and do not, reflect or suggest a determination by the Seller and Parent that any such damage, loss, liability or expense is material under this Agreement.

          (f) In the case of third party actions, promptly after receipt by a party (the "Indemnified Party") of notice of any claim or notice of the commencement of any action, suit or proceeding, in respect of which the Indemnified Party may seek indemnification from the other party hereto (the "Indemnifying Party") pursuant to this Article Nine, the Indemnified Party shall notify the Indemnifying Party of such claim, action, suit or proceeding, and shall thereafter promptly convey all further communications and information in respect thereof to the Indemnifying Party, provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the Indemnifying Party demonstrates that the defense of such third party action is prejudiced by the Indemnified Party's delay in giving such notice.

          (g) The Indemnifying Party shall, if it so elects, have sole control at its own expense over the contest, settlement, adjustment or compromise of any third-party claim, action, suit or proceeding in respect of which this Article Nine requires it to indemnify the Indemnified Party and the Indemnifying Party shall not, as long as it conducts the defense of such third-party claim, action, suit or proceeding in a reasonably diligent manner, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, action, suit or proceeding incurred by the Indemnified Party, and the Indemnified Party shall cooperate with the reasonable requests of the Indemnifying Party in connection with such contest, settlement, adjustment or compromise; provided, however, that (i) the Indemnified
Party may, if it so elects, employ counsel at its own expense to assist in the handling of such claim, action, suit or proceeding and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party, which approval shall not be unreasonably withheld, before entering into any settlement, adjustment or compromise of such claim, action, suit or proceeding, or ceasing to defend against such claim, action, suit or proceeding, (A) brought by an insurance regulatory authority, or (B) if pursuant thereto or as a result thereof, (1) the Indemnified Party would be required to pay any amount that would not be fully covered by indemnification hereunder, subject to the de minimis qualifiers set forth in the third proviso of the last sentence of Section 9.2(c) and the Basket, if applicable, or (2) injunctive or other relief would be imposed upon the Indemnified Party, provided that if the Indemnified Party withholds approval of any settlement, adjustment or compromise of a claim that involves a matter brought by an insurance regulatory authority pursuant to
Section 9.2(g)(ii)(A), and the ultimate cost of defending and disposing of such matter is increased as a result, the Indemnified Party shall, upon receipt of written demand of the Indemnifying Party, promptly pay the Indemnifying Party an amount equal to such increase. If the Indemnified Party notifies the Indemnifying Party in writing that it believes that the Indemnifying Party is failing to conduct the defense of such third-party claim, action, suit or proceeding in a reasonably diligent manner, such notice sets forth in detail the reasons for its belief, such notice is accompanied by a certification of an officer of the Indemnified Party stating that the Indemnified Party believes that the Indemnifying Party is failing to conduct the defense of such third-party claim, action, suit or proceeding in a reasonably diligent manner and stating that it has determined in good faith that there is a reasonable probability that such third-party claim, action, suit or proceeding is reasonably likely to materially adversely affect it other than as a result of monetary damage for which it could be entitled to full indemnification under this Agreement, and the Indemnifying Party fails to cure such failure within 30 days of receiving such notice, the Indemnifying Party shall co-manage the defense of any such third-party claim, action, suit or proceeding with the Indemnified Party. The Indemnifying Party shall not be liable under this Section 9.2 for any settlement, adjustment or compromise effected without its consent of any claim, action, suit or proceeding in respect of which indemnification may be sought hereunder, nor shall the amount of any such matter count toward the aggregate amount above for which the other party may seek indemnity.

          (h) Notwithstanding anything in this Agreement to the contrary, in addition to (and without duplication of) the indemnification provided by Section 9.2(a) above, Seller shall also indemnify the Parent Indemnitees from and against any and all Damages sustained or incurred by any Parent Indemnitee as a result of or arising out of F&G Life or any F&G Subsidiary being included in a group under common control with Seller and its Affiliates (other than F&G Life or any F&G Subsidiary) through the Closing Date for purposes of Section 412 of the Code or Title IV of ERISA
("Indemnifiable ERISA Losses"). Notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 9.1), Seller's obligations under this
Section 9.2(h) shall survive the Closing until the sixth anniversary thereof.

          (i) Notwithstanding anything in this Agreement to the contrary, in addition to (and without duplication of) the indemnification provided by Section 9.2(a) above, Seller shall also indemnify the Parent Indemnitees from and against any and all Damages sustained or incurred by any Parent Indemnitee as a direct result of or arising out of Indemnifiable Litigation, as such term is defined in Section 9.2(i) of Seller's Disclosure Schedule. Notwithstanding anything in this Agreement to the contrary (including without limitation Section 9.1), the rights of an Indemnified Party set forth in the second sentence and the first proviso of the first sentence of Section 9.2(g) shall not apply with regard to any indemnification claim brought pursuant to this Section 9.2(i); provided, however, that Seller shall obtain the prior written approval of the applicable Parent Indemnitee, which approval shall not be unreasonably withheld or delayed, before entering into any settlement of any such regulatory or administrative action or litigation that would impose injunctive or other relief, including, without limitation, any admission of wrongdoing or guilt or requirement to discontinue any business practice, upon the Parent Indemnitee.

          (j) Notwithstanding anything in this Agreement to the contrary, Seller shall not have any obligation to indemnify any Parent Indemnitee from or against any Damages sustained or incurred by such Parent Indemnitee as a result of any of the Specified Matters.

          (k) Notwithstanding anything in this Agreement to the contrary, in addition to (and without duplication of) the indemnification provided by Section 9.2(a)(i) above, Seller shall also indemnify the Parent Indemnitees from and against any and all Damages in excess of $25,000,000 sustained or incurred by any Parent Indemnitee arising from the activities of agents and employees of F&G Life and Thomas Jefferson Life in selling the F&G Life and Thomas Jefferson
Life products (including liabilities arising from the use of misleading marketing materials or improper training of agents) prior to the Closing to the extent that the activities were prohibited as of the date of this Agreement under applicable laws regulating insurance sales practices ("Indemnifiable Market Misconduct"); provided, however, the aggregate amount for which Seller shall be obligated to indemnify the Parent Indemnitees under this Section 9.2(k) shall in no event exceed $100,000,000 (for greater certainty, Parent shall be obligated to pay the first $25,000,000 of any such Damages and all such Damages in excess of $125,000,000). Notwithstanding anything in this Agreement to the contrary (including, without limitation, Section 9.1), Seller's obligations under this Section 9.2(k) shall survive until the third anniversary of the Closing.

          (l) As used in this Article Nine, the term "Damages" shall mean the actual out-of-pocket cost to the Indemnified Party, when and as paid by the Indemnified Party, of all direct assessments, levies, losses, fines, penalties, interest, obligations, payments, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants' and investigators' fees and expenses; provided, however, that no Indemnified Party shall be entitled to indemnification from any Indemnifying Party under this Article Nine in respect of any consequential or special or punitive damages except for indemnification for consequential or special or punitive damages that are paid by an Indemnified Party to a third party. For the purposes of clarification, any assessment, levy, loss, fine, penalty, obligation, payment, liability, damage, cost or expense suffered by F&G Life or any F&G Subsidiary after the Closing shall (without duplication) be deemed to have been suffered by Parent. The parties hereto agree to treat, to the extent possible, any indemnity payment under this Agreement as an adjustment to the Initial Share Consideration.

                           ARTICLE TEN

                          Miscellaneous
                          -------------
          Section 10.1.  Modification; Waiver.
                         --------------------
            This Agreement may be modified in any manner and at any time only by a duly authorized written instrument executed by each of the parties hereto. Any of the terms and conditions of this Agreement may be waived at any time before the Closing Date by or on behalf of Parent or Seller by the duly authorized writing of the party entitled to the benefit of any such term or condition. A waiver on one occasion will not be deemed to be a waiver of the same or any other breach or nonfullfillment on a future occasion. Unless expressly provided otherwise herein, all remedies, whether under this Agreement or by law or otherwise afforded, shall be cumulative and not alternative or duplicative.

          Section 10.2.  Integration.
                         -----------
            This Agreement, the other Transaction
Agreements, the confidentiality agreement, dated January 22, 2001, executed by The St. Paul and the confidentiality agreement, dated November 20, 2000, executed by Parent and The St. Paul, including the Schedules and Annexes hereto and thereto, constitute the entire agreement and understanding of the parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether oral or written, between the parties hereto in respect of the subject matter of this Agreement. The terms of this Agreement cannot be changed, modified, released or discharged orally.

          Section 10.3.  Termination.
                         -----------
            (a) This Agreement and the transactions
contemplated hereby may be terminated and abandoned at any time prior to the Closing as follows:

          (i)  by mutual written agreement of Parent and Seller;

         (ii) at the election of Parent, if any one or more of the conditions to the obligation of Parent to close contained in
Section 8.4 hereof has not been fulfilled as of the date falling 180 days after the date of this Agreement;

        (iii) at the election of Seller, if any one or more of the conditions to the obligation of Seller to close contained in Section 8.3 hereof has not been fulfilled as of the date falling 180 days after the date of this Agreement;
or

         (iv) at the election of Parent or Seller if one or more of the conditions to their obligation to close contained in
Section 8.2 hereof has not been fulfilled as of the date falling 270 days after the date of this Agreement, or at such later date as the parties shall have agreed to in writing.

          (b) Upon the valid termination of this Agreement pursuant to this Section 10.3, this Agreement (other than Sections
10.4, 10.12 and 10.13, the last sentence of Section 5.1.2 and the last sentence of Section 5.2.2(b), which shall remain in full force and effect) shall forthwith become null and void, and neither party shall have any liability to the other arising out of this Agreement except for any liability arising from a breach of a covenant or agreement set forth in this Agreement prior to its termination. For purposes of the preceding sentence, neither party shall have any liability to the other party for the failure of any representation or warranty to be true or correct, and the sole remedy for any such failure shall be to terminate this Agreement pursuant to this Section 10.3.

          Section 10.4.  Expenses.
                         --------
            Whether or not the transactions contemplated herein shall be consummated, each party shall (except as otherwise specifically provided herein) pay its own expenses incident to the preparation and performance of this Agreement.

          Section 10.5.  Further Actions.
                         ---------------
            Each party shall execute and deliver such other certificates, agreements and documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated by this Agreement.

          Section 10.6.  Post-Closing Access.
                         -------------------
            In connection with any financial audit of Seller or any of its affiliates or other governmental investigation of Seller, any of its affiliates, F&G Life or any of the F&G Subsidiaries for any matter relating to any period prior to the Closing, and otherwise insofar as access is reasonably required by The St. Paul or Seller, including, without limitation, for audit, accounting, tax return preparation and filing and litigation purposes (other than for or in contemplation of litigation, arbitration or other claims by Seller or any affiliate of Seller (other than F&G Life and the F&G Subsidiaries) against Parent or any of its affiliates, including without limitation F&G Life or any F&G Subsidiary), as well as for purposes of fulfilling disclosure and reporting obligations, Parent shall, upon the written request of Seller, permit The St. Paul, Seller and their respective representatives to have reasonable access to and may inspect, during normal business hours, the properties, documents, books and records and other data of F&G Life and the F&G Subsidiaries and such information concerning the respective businesses, affairs, properties, operations and personnel of F&G Life and the F&G Subsidiaries as The St. Paul, Sellers or their respective representatives may from time to time reasonably request and may discuss the affairs and accounts of F&G Life and the F&G Subsidiaries with officers and other employees of Parent, F&G Life, the F&G Subsidiaries and their counsel. Parent shall not dispose of such books and records during the five-year period beginning with the Closing Date or any longer period as mandated by applicable Laws without Seller's consent, which shall not be unreasonably withheld or delayed. Following the expiration of such five-year period, Parent may dispose of such books and records at any time upon giving 60 days' prior written notice to Seller, unless Seller agrees to take possession of such books and records within such 60-day period at no expense to Parent. In addition: Seller shall provide, and shall cause its respective affiliates to provide, to the representatives of Parent reasonable access during normal business hours to all books and records of Seller and its subsidiaries reasonably requested by Parent in the preparation of any post-Closing financial statements, reports, Tax Returns, or Tax filings of or including F&G Life or any F&G Subsidiary.

          Section 10.7.  Publicity.
                         ---------
            Neither Parent, Seller, nor any of their respective subsidiaries or affiliates, shall issue any press release or make any written public announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior review and written approval of the other party; provided, however, that any party may make any public disclosure it believes in good faith, after consultation with legal counsel, is required by applicable Laws or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing party will use its commercially reasonable efforts to consult with the other party before making the disclosure and to allow the other party to review the text of the disclosure before it is made).

          Section 10.8.  Notices.
                         -------
            All notices, requests, demands, and other communications hereunder shall be in writing, executed on behalf of the sender, and shall be deemed to have been duly given on the date delivered by hand or by courier service such as Federal Express, or by other messenger (or, if delivery is refused, upon presentment) or upon electronic confirmation of a facsimile transmission, or upon delivery by registered or certified mail, first-class postage prepaid (return receipt requested), to the parties at the following addresses:

          If to Seller:
          ------------

          St. Paul Fire and Marine Insurance Company
          385 Washington Street, MC 517A
          St. Paul, Minnesota 55102
          Attention:     Thomas Bradley
                         Chief Financial Officer
          Facsimile:     (651) 310-3378
          with a separate copy addressed
          to its President, and
          with copies to:

          John MacColl, General Counsel
          The St. Paul Companies, Inc.
          385 Washington Street, MC 515A
          St. Paul, Minnesota 55102
          Facsimile: (651) 310-8204

          and

          Donald R. Crawshaw
          Sullivan & Cromwell
          125 Broad Street
          New York, New York 10004
          Facsimile: (212) 558-3588

          if to Parent:
          ------------

          Old Mutual plc
          Lansdowne House
          57 Berkeley Square
          3rd Floor
          London
          W1J 6ER
          United Kingdom
          Attn:    Martin C. Murray
                   Company Secretary
          Facsimile: 011-44-207-569-0209

          with a copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York 10153
          Attn:    Ellen J. Odoner
                   Joseph T. Verdesca
          Facsimile:  (212) 310-8007

or to such other address or to such other person as a party hereto shall have last designated by written notice to the other party.

          Section 10.9.  Assignment.
                         ----------
            This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. Neither party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, except that Parent or Seller may assign all or any part of its rights or obligations hereunder to one or more of its wholly owned subsidiaries without the consent of the other parties hereto; provided, however, that upon such assignment, neither Parent nor Seller shall be deemed to be released from any, and shall remain liable for all, of its obligations hereunder.

          Section 10.10. Counterparts.
                         ------------
            This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          Section 10.11. Headings.
                         --------
            The article and section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

          Section 10.12. Governing Law.
                         -------------
            THIS AGREEMENT SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW
YORK.

          Section 10.13. Submission to Jurisdiction.
                         --------------------------
            EACH PARTY CONSENTS TO THE EXCLUSIVE
JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IN THE COURTS HEARING APPEALS THEREFROM FOR ANY LEGAL ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY FURTHER WAIVES ANY OBJECTION TO THE LAYING OF VENUE FOR ANY SUCH SUIT, ACTION OR PROCEEDING IN SUCH COURTS.
EACH PARTY AGREES TO ACCEPT AND ACKNOWLEDGE SERVICE OF ANY AND ALL PROCESS THAT MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING. EACH PARTY AGREES THAT ANY SERVICE OF PROCESS UPON IT IN THE MANNER PROVIDED IN SECTION 10.8 HEREOF TO SUCH PARTY AT THE ADDRESS PROVIDED IN SUCH SECTION 10.8 SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH SUIT, ACTION OR PROCEEDING. Each party hereto hereby acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each such party understands and has considered the implications of this waiver, (iii) each such party makes this waiver voluntarily, and (iv) each such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.13.

          Section 10.14. Severability.
                         ------------
            In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective only to the extent of such invalidity, illegality or unenforceability, without invalidating the remainder of such provision or provisions or the remaining provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein, unless such a construction would be unreasonable.

          Section 10.15. Brokers.
                         -------
            Seller shall indemnify and hold harmless Parent (and its respective officers, directors, and affiliates) in respect of any and all claims or demands for commission, compensation, or other fees by any broker, finder, or other agent (whether or not a present or former employee or agent of either of Seller or any of its affiliates) claiming to have been engaged by Seller or any of its affiliates in connection with the transactions contemplated by this Agreement, and Seller shall bear the cost of the reasonable out-of-pocket expenses incurred by the Parent in investigating, defending against, or appealing any such claim or demand. Parent shall indemnify and hold harmless Seller (and its respective officers, directors, and affiliates) in respect of any and all claims or demands for commission, compensation or other fees by any broker, finder, or other agent (whether or not a present or former employee or agent of either of Parent or any of its affiliates) claiming to have been engaged by Parent or any of its affiliates in connection with the transactions contemplated by this Agreement, and Parent shall bear the cost of the reasonable out-of-pocket expenses incurred by the Seller in investigating, defending against, or appealing any such claim or demand.

          Section 10.16. No Third Party Beneficiary.
                         --------------------------
            The terms and provisions of this Agreement are intended solely for the benefit of, and may be enforced only by, Seller and Parent, and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person or to create any obligations of a party to any such other Person, except that each Seller Indemnitee and each Parent Indemnitee shall be a third party beneficiary with respect to Section 9.2 and shall be entitled to the rights and benefits of, and to enforce, the provisions thereof.

          Section 10.17. Invalid Provisions.
                         ------------------
            In the event that any provision of this
Agreement is held to be illegal, invalid or unenforceable in a final, non-appealable order or judgment (each such provision, an "Invalid Provision"), then such provision shall be severed from this Agreement and shall be inoperative, and the parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable Law makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such Law that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                         ST. PAUL FIRE AND MARINE INSURANCE
                         COMPANY


                         By:  /s/ D.W. Leatherdale
                            ----------------------
                            Name: D.W. Leatherdale
                            Title:  Chairman and C.E.O.


                         OLD MUTUAL PLC


                         By:  /s/ J. Sutcliffe
                            ------------------
                            Name:  J. Sutcliffe
                            Title:  Global Head of Life


Accepted and Agreed as of:
______________ __, 2001


PURCHASER


By:___________________
   Name:______________
   Title:_____________


NOTE PURCHASER


By:___________________
   Name:______________
   Title:_____________

                 LIST OF OMITTED EXHIBIT, ANNEXES AND SCHEDULES*

Exhibit No.       Description
-----------       -----------

1. List of Specified Investment Securities (Exhibit A to the Stock Purchase Agreement)

2.                Form of Indemnification Agreement (Annex A to the Stock
                  Purchase Agreement)

3.                Form of Trademark License Agreement (Annex B to the Stock
                  Purchase Agreement)

4.                Seller's Disclosure Schedule to the Stock Purchase Agreement

5.                Parent's Disclosure Schedule to the Stock Purchase Agreement


*The exhibit, annexes and schedules to the Stock Purchase Agreement are being listed herein (but not filed as exhibits to this Form 10-Q) pursuant to paragraph (b)(2) of Item 601 of Regulation S-K. The St. Paul will furnish supplementally a copy of any omitted exhibit, annexes or schedules to the Commission upon request.